AMENDED AND RESTATED SUBLICENSE AGREEMENT
THIS AMENDED AND RESTATED SUBLICENSE AGREEMENT (the “Agreement”), effective this 8th day of June, 2009 (the “Effective Date”), by and between KERYX BIOPHARMACEUTICALS, INC., with offices at 750 Lexington Avenue, 20th Floor, New York, NY  10022, U.S.A. (“Keryx” or “Sublicensor”) and JAPAN TOBACCO INC., with offices at JT Building, 2-1, Toranomon 2-Chome, Minato-ku, Tokyo 105-8422, Japan (“JT”) and TORII PHARMACEUTICAL CO., LTD., with offices at Torii Nihonbashi Bldg., 4-1, Nihonbashi-Honcho 3-chome, Chuo-ku, Tokyo 103-8439, Japan (“TORII”) (JT and TORII collectively referred to herein as “Sublicensee”);
WHEREAS, Sublicensor acquired an exclusive license under the Patent Rights and Know-How to sublicense, develop, have developed, make, have made, use, have used, offer to sell, sell, have sold, import and export the Product in the Sublicense Territory for all Indications (all capitalized terms as hereinafter defined) pursuant to (i) a License Agreement, dated as of November 7, 2005, which was amended and restated as of March 14, 2008, and further amended on November 14, 2008 (as amended, the “Panion License Agreement”) by and between Sublicensor and Panion & BF Biotech, Inc. (“Panion”) which, in turn, is based upon a Patent License Agreement, dated July 20, 2001 as amended pursuant to Amendment No. 1 thereto dated as of August 29, 2005 (the “Hsu License Agreement”) between Dr. Chen Hsing Hsu (“Dr. Hsu”) and Panion and (ii) an Exclusive License Agreement, dated as of November 7, 2005 (the “GloboAsia License Agreement”) by and between Panion and GloboAsia, LLC (“GloboAsia”);
WHEREAS, effective as of September 26, 2007 Sublicensor and Sublicensee entered into a Sublicense Agreement under which Sublicensee obtained an exclusive sublicense to the Compound and Product for all Indications in the Sublicense Territory;
WHEREAS, Sublicensee has received delivery of two Consent Documents and paid to Sublicensor initial license fee payments totaling $20,000,000;
WHEREAS, Sublicensee has initiated the first Phase II clinical trial in the Sublicense Territory and paid to Sublicensor the applicable milestone payment of three million dollars ($3,000,000);
WHEREAS, Sublicensor and Sublicensee now wish to amend and restate the Sublicense Agreement in its entirety on the terms and conditions set forth herein in order to reflect certain of the amended and restated terms in the Panion License Agreement; and
WHEREAS, Sublicensor has the authority and is willing to grant such a sublicense to Sublicensee and Sublicensee is willing to accept such sublicense from Sublicensor, under the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1. DEFINITIONS
As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:
1.1    “Affiliate” means any corporation or non-corporate business entity, which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty-one percent (51%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty-one percent (51%) of the voting stock of a corporation, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable. Notwithstanding the foregoing, the Government of Japan and other entities controlled by the Government of Japan (other than through Japan Tobacco Inc.) are not considered Affiliates of Sublicensee.
1.2    “Combination Product” means a Product containing one or more therapeutically active ingredients in addition to the Compound.
1.3    “Compound” means ferric citrate: FeC6H5O7 • xH2O
1.4    Intentionally omitted.
1.5    Intentionally omitted.
1.6    “Follow-on Product” means products, other than the Product, which contain ferric ion as an active pharmaceutical ingredient for use, either alone, or in combination with one or more therapeutically active ingredients.
1.7    “Improvements” means any and all improvements, materials, technical data and information whether patented or unpatented, including but not limited to any changes to, or new therapeutic applications for, the Compound, the Product or in the Sublicensor Know-How or Sublicensee Know-How including, but not limited to any analogues, or derivatives of the Compound, and changes in the manufacturing process for the Compound or the Product which are conceived or reduced to practice during the term of this Agreement.
1.8    “Indication” means any therapeutic application for a Product that is covered by the Patent Rights.
1.9    “Initiation” means the administration of the first dose to the first patient in a clinical trial.
1.10    “Net Sales” with respect to any Product means the gross sales (i.e. gross invoice prices) of such Product billed by Sublicensee and its sublicensees, if any, to Third Party customers on all sales of a Product, and exclusive of inter-company transfer or sales, less the reasonable and customary deductions from such gross sales, including:
(a)    actual credited allowances to such Third Party customers for spoiled, damaged, outdated and returned Product and for retroactive price reductions,
(b)    the amounts of trade, cash discounts and rebates, to the extent such discounts and rebates were not deducted by Sublicensee at the time of invoice in order to arrive at the gross invoice prices,
(c)    all transportation, handling charges and freight insurance, sales taxes, excise taxes, use taxes or import/export duties paid, and
(d)    all other reasonable and customary allowances and adjustments actually credited to customers whether during the specific royalty period or not.
In the event that the Product(s) is sold as part of a Combination Product, the Net Sales of the Product(s), for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product(s) when sold separately in finished form (as defined below), and B is the weighted average sale price of the other product(s) sold in the Sublicense Territory separately in finished form.
In the event that the weighted average sale price of the Product(s) can be determined but the weighted average sale price of the other product(s) in the Sublicense Territory cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product(s) when sold separately in finished form and C is the weighted average selling price of the Combination Product.
In the event that the weighted average sale price of the other product(s) in the Sublicense Territory can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula:  1 – (B/C)  where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average selling price of the Combination Product.
In the event that the weighted sale price of both the Product(s) and the other product(s) in the Combination Product in the Sublicense Territory cannot be determined, the Parties will attempt to agree on an appropriate weighted average sale price of both the Product(s) and the other product(s) in the Combination Product, and lacking such agreement the Net Sales of the Product(s) shall be deemed equal to fifty percent (50%) of the Net Sales of the Combination Product.
By way of example, the parties assume a Combination product “C” consisting of the Product “A” and the other product “B.”  When the weighted average sale prices in the Sublicense Territory of A, B and C are 50, 40 and 90, respectively, the parties agree that the fraction to be used for Net Sales calculation for determining royalty payments shall become as follows:
i)    in case the “50” and “40” are known, 50/(50+40), i.e., 5/9;
ii)    in case the “40” is unknown but “90” is known, 50/90, i.e., 5/9;
iii)    in case the “50” is unknown but “90” is known, 1-40/90, i.e., 5/9; and
iv)    in case none of those is known, 1/2 unless otherwise agreed between the parties.
The weighted average sale price for a Product, other product(s), or Combination Product shall be calculated once each calendar year and such price shall be used during all applicable royalty reporting periods for the entire calendar year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. Dollars) by the daily dose units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) for the respective Product(s), other product(s), or Combination Product. In the initial calendar year, a forecasted weighted average sale price will be used for Product(s), other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following calendar year.
The Parties acknowledge that the foregoing determination for Net Sales of Combination Products may not be the same as the determination for Net Sales of Combination Products to be agreed upon between Sublicensor and Panion in accordance with the Panion License Agreement. Sublicensor agrees to use its commercially reasonable efforts to obtain Panion’s agreement to adopt the terms of this Section 1.10 to calculate Net Sales of Combination Products and will keep Sublicensee informed of ongoing negotiations concerning the provisions for Combination Products with Panion. In the event Sublicensor and Panion agree upon a different determination, Sublicensor shall immediately seek Sublicensee’s consent to amend this Section 1.10 to match such determination, which consent shall not be unreasonably withheld or delayed.
The sale of a Product solely for the research or clinical testing of such Product shall be excluded from the computation of Net Sales of such Product, provided that Sublicensee’s sale of the Product was at cost, and such Product was used for research or clinical testing.
1.11    “Patent Rights” means the patents and patent applications set forth in Exhibit 1, all other patents and patent applications that are directed to the Compound or its manufacture or use and in which Sublicensor holds rights, including, without limitation, those patents and patent applications that are directed to Sublicensor’s interest in Improvements, and any and all patents in which Sublicensor holds rights and that may issue from any of the foregoing patent applications, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, supplementary protection certificates, revalidations, reissues or additions of or to any of the aforesaid patents and patent applications, and any additional patents or patent applications to which Sublicensor acquires rights, including rights to license, during the term of this Agreement which pertain in any way to the Compound or the Product or their manufacture or use.
1.12    “Product” means any pharmaceutical products that contain the Compound as a therapeutically active ingredient either alone or in combination with other active ingredients in any formulation or presentation.
1.13    “Proprietary Information” means all information, including without limitation all Sublicensee Know-How, Sublicensor Know-How, Sublicensee Development Data, Sublicensor Development Data and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or electronically which is provided by one party to the other party in connection with this Agreement.
1.14    “Registration” in relation to any Product means such approvals by a Regulatory Authority in a country or community or association of countries as may be legally required before such Product may be commercialized in such country or community or association of countries.
1.15    “Regulatory Authority” means the Ministry of Health, Labor and Welfare of Japan (hereinafter referred to as the “MHLW”) and any other applicable regulatory authority in the Sublicense Territory involved in granting regulatory approval for the Product.
1.16    “Sublicense Territory” means Japan.
1.17    “Sublicensee Development Data” means and includes all data relating to the Compound or the Product and all chemistry, manufacturing and control data relating to the development and manufacture of the Compound or the Product, results of pre-clinical and clinical studies and all other documentation containing or embodying any pre-clinical, clinical, chemistry, manufacturing and control data relating to any application for Registrations for a Product, including, but not limited to, documents submitted to the Regulatory Authority, which is generated or acquired by Sublicensee during the term of this Agreement.
1.18    “Sublicensee Know-How” means all information and materials, including but not limited to, discoveries, processes, instructions, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which arise out of the development, manufacture and commercialization by Sublicensee of the Compound or the Product, including, without limitation, Sublicensee Development Data and all biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data and information related thereto, and all applications, registrations, licenses authorizations, documents, approvals and correspondence relating to the Compound or the Product, including without limitation, correspondence submitted to Regulatory Authorities, and all information and data contained in Registrations. Sublicensee Know-How shall also include Sublicensee’s interest in Improvements.
1.19    “Sublicensor Development Data” means and includes all data to which Sublicensor has rights relating to the Compound or the Product and all chemistry, manufacturing and control data relating to the development and manufacture of the Compound or the Product, results of pre-clinical and clinical studies and all other documentation containing or embodying any pre-clinical, clinical, chemistry, manufacturing and control data relating to any application for Registrations for the Product, including, but not limited to, documents submitted to the regulatory authorities outside the Sublicense Territory, whether such Sublicensor Development Data is in existence as of the Effective Date or is generated or acquired by Sublicensor during the term of this Agreement.
1.20    “Sublicensor Know-How” means all information and materials to which Sublicensor has rights, including but not limited to, discoveries, processes, formulas, instructions, data, inventions, know-how and trade secrets, patentable or otherwise, in each case, which as of September 26, 2007 and during the term of this Agreement are necessary or useful to Sublicensee in connection with the development, registration, manufacture, marketing, use or sale of a Product. Sublicensor Know-How shall also include without limitation, Sublicensor Development Data and all biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data and information related thereto, and all applications, registrations, licenses, authorizations, documents, approvals and correspondence relating to a Compound or a Product. Sublicensor Know-How shall also include Sublicensor’s interest in Improvements.
1.21    “Third Party” means any entity other than Sublicensor or Sublicensee or their respective Affiliates.
1.22    “Valid Claim” means a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable or invalid in the applicable jurisdiction by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through dedication, disclaimer or otherwise.
ARTICLE 2.     REPRESENTATIONS AND WARRANTIES
2.1    Mutual. Each party represents and warrants to the other party that it has the full right and authority to enter into this Agreement, and that, to the best of its knowledge, there are no prior agreements, commitments or other obstacles which could prevent it from carrying out all of its obligations hereunder.
2.2    Sublicensor. Sublicensor represents to Sublicensee that as of the date hereof:
(a)    it is the exclusive licensee in the Sublicense Territory of the entire right, title and interest in and to the Patent Rights, and to the best of its knowledge, there are no charges, encumbrances, licenses, options, restrictions, liens, rights of others, disputes, proceedings or claims relating to, affecting, or limiting its rights or the rights of Sublicensee under this Agreement other than those included in provisions of the Panion License Agreement, the Hsu License Agreement and the GloboAsia License Agreement that have been previously disclosed to Sublicensee;
(b)    it has the right, to enter into this Agreement and to grant the sublicense granted herein, and there is nothing in any Third Party agreement Sublicensor has directly or indirectly entered into as of the Effective Date, which in any way, will limit the ability of Sublicensor to perform any and all of the obligations undertaken by Sublicensor hereunder other than the provisions of the Panion License Agreement, the Hsu License Agreement and the GloboAsia License Agreement that have been previously disclosed to Sublicensee;
(c)    there is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights and their use as contemplated in this Agreement, and it has no present knowledge from which it can be inferred that the Patent Rights are invalid or that their exercise would infringe the patent rights of any Third Party;
(d)    it is a party to the Panion License Agreement, under which it acquired an exclusive license under the Patent Rights and Licensor Know-How (as defined in the Panion License Agreement) to sublicense, develop, have developed, make, have made, use, have used, offer to sell, sell, have sold and import and export the Product in the Sublicense Territory for all Indications and that the Panion License Agreement remains valid and in effect and has not been amended nor has any provision thereof been waived and to its knowledge the Hsu License Agreement and GloboAsia License Agreement remain valid and in effect and have not been amended;
(e)    there are no other patents owned or licensed by Sublicensor or its Affiliates, other than the Patent Rights, that would impair Sublicensee’s ability to exercise its rights under this Sublicense Agreement and, to its knowledge, there are no other patents owned or licensed by Third Parties that would impair Sublicensee’s ability to exercise its rights under this Sublicense Agreement;
(f)    it will not enter into any agreement after the Effective Date which will limit its ability to perform any and all of the obligations undertaken by Sublicensor hereunder;
(g)    neither this Agreement, nor, to its knowledge, any document or piece of Sublicensor Development Data, Sublicensor Know-How or Patent Rights contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein misleading; and
(h)    to its knowledge, the Patent Rights, including, but not limited to, U.S. Patent No. 5,753,706 are valid and free from any lien or encumbrances.
2.3    Sublicensee. Sublicensee represents to Sublicensor that as of the date hereof:
(a)    it has the right to enter into this Agreement and to its knowledge, there is nothing in any Third Party agreement Sublicensee has entered into as of the Effective Date, which in any way, will limit the ability of Sublicensee to perform any and all of the obligations undertaken by Sublicensee hereunder, and
(b)     neither this Agreement, nor, to its knowledge, any document provided to Sublicensor in connection with the Agreement as of the Effective Date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein misleading; and
(c)    it will not enter into any agreement after the Effective Date which will limit its ability to perform any and all of the obligations undertaken by Sublicensee hereunder.
ARTICLE 3.     LICENSE GRANT AND GOVERNANCE
3.1    Grant. Subject to the terms and conditions of this Agreement, Sublicensor hereby grants to Sublicensee an exclusive sublicense, with the right to further sublicense to its Affiliates, to develop, have developed, make, have made, use, have used, offer to sell, sell, have sold, and import and export the Product or the Compound in the Sublicense Territory and to make, manufacture, have made and have manufactured outside the Sublicense Territory under the Sublicensor Know-How, and the Patent Rights for all Indications.
3.2    Sublicensing. Sublicensee shall be entitled to sublicense to Third Parties the right to manufacture the Product or the Compound, provided such Third Party manufacturers are permitted to sell only to Sublicensee or their Affiliates.  Except as expressly permitted under Sections 3.1 and 3.2, Sublicensee may not grant further sublicenses under this Agreement without the written consent of Sublicensor, which consent shall not be unreasonably withheld or delayed.  For the avoidance of doubt, Sublicensor and Sublicensee agree that this Section does not apply to Third Party distributors and that Sublicensee may contract with Third Party distributors without the written consent of Sublicensor.
3.3    Retained Rights.  The grant of licenses under Section 3.1 shall not preclude Sublicensor from utilizing the Patent Rights and Sublicensor Know-How, and any Improvements related thereto, for the purpose of carrying out development and commercialization activities relating to the Product in connection with Sublicensor’s rights outside of the Sublicense Territory, provided, however, that Sublicensor shall not sell and shall cause its Affiliates and its sublicensees not to sell Compound or Product to customers outside the Sublicense Territory which Sublicensor, its Affiliate or its sublicensee knows, or has reason to know, plan to resell for use in the Sublicense Territory.  In addition, Sublicensor will not conduct clinical trials of the Compound or Product in the Sublicense Territory except upon the prior written consent of Sublicensee.
3.4    Sublicense Territory. Other than as permitted by this Article 3, Sublicensee shall not develop, manufacture, sell, use, offer for sale or import any Product or Compound outside of the Sublicense Territory, without the prior written consent of Sublicensor, which Sublicensor may grant or withhold in its sole discretion. Sublicensee shall not sell and shall cause its Affiliates and its sublicensees not to sell Compound or Product to customers in the Sublicense Territory which Sublicensee, its Affiliate or its sublicensee knows, or has reason to know, plan to resell for use outside the Sublicense Territory.
3.5    Territories without Patent Protection. Nothing in this Agreement precludes Sublicensee from developing, manufacturing, selling, using, offering for sale or importing Product in territories where Patent Rights do not exist or have already expired in their entirety. Notwithstanding the foregoing, Sublicensee shall not be entitled to use Proprietary Information solely owned by Sublicensor outside of the Sublicense Territory other than to make, manufacture, have made or have manufactured the Product outside the Sublicense Territory for sale within the Sublicense Territory.
3.6    Joint Steering Committee. To coordinate the activities under this Agreement, the parties will form a Joint Steering Committee (the “JSC”). The JSC will meet on a schedule to be determined by parties, but not less than twice yearly, and will be responsible for generally sharing information regarding the activities of the parties and shall include, without limitation, (a) review of non-clinical and toxicology programs to maximize the potential for use in multiple territories, (b) periodic updates on the status of the clinical development program and sharing of pharmacovigilance information, (c) review of marketing plans and sales forecasts and the coordination of activities at international conferences, (d) coordination of marketing activities that have an international component, including medical education and promotion, and (e) determining cost allocation for joint activities.
Sublicensor and Sublicensee shall each appoint one of its members as a JSC co-chair (“JSC Co-Chair”). Sublicensor’s JSC Co-Chair shall be chairperson of all the JSC meetings. The JSC Co-Chairs shall be jointly responsible for preparing the meeting agenda, and Sublicensor’s JSC Co-Chair shall be responsible for preparing the first draft of the minutes from such meeting. JSC meeting minutes shall be distributed in draft form to the members of the JSC not later than thirty (30) days following each JSC meeting, and shall be deemed accepted and effective unless the other party’s JSC Co-Chair has objected to the same in writing within thirty (30) days of its receipt of such minutes.  Final minutes of each JSC meeting shall be promptly distributed to the parties. Each party shall bear its own personnel and travel costs and expenses relating to JSC meetings.
As of the Effective Date, the parties agree that participation on, and any duties associated with, the JSC shall be voluntary, and no penalty under this Agreement shall apply for non-participation.
3.7    Joint Development Team. The parties will form a Joint Development Team (the “JDT”).  The JDT will meet on a schedule to be determined by the parties but not less than twice yearly and will be responsible for facilitating the exchange of preclinical data, clinical data, information, materials and results between Sublicensor and Sublicensee and for consulting on the regulatory development of Product in the Sublicense Territory, including regulatory filings relating to manufacture of Product for the Sublicense Territory and consultation as to changes in specifications or other changes for Product in the Sublicense Territory.
As of the Effective Date, the parties agree that participation on, and any duties associated with, the JDT shall be voluntary, and no penalty under this Agreement shall apply for non-participation.
3.8    Alliance Managers. Each party shall designate one (1) alliance manager (the “Alliance Manager”). One of the JSC Co-Chairs or JDT Co-Chairs may also serve as the Alliance Manager of the party. The Alliance Managers will manage and oversee operational activities in connection with this Agreement, and will serve as the contact persons concerning on-going operations under this Agreement. The Alliance Managers shall promote effective communication between the parties and coordination of the parties activities and responsibilities in furtherance of the development and commercialization of Product in the Sublicense Territory.
3.9    Committee Decision and Dispute Resolution. Sublicensee shall be solely responsible for making final decisions arising out of the JSC, JDT or such other committee(s) as may be established (“Other Committee(s)”).  Notwithstanding the foregoing, in the event that Sublicensor has a commercially reasonable belief that action to be taken by Sublicensee is reasonably likely to have a material adverse impact on its activities, or the activities of its sublicensees, outside the Sublicense Territory, Sublicensor shall notify Sublicensee of such belief. In case Sublicensee disagrees with such belief by Sublicensor, and the JSC, JDT or Other Committee fails to reach unanimous agreement on such a matter and that disagreement cannot be resolved within a period of fifteen (15) business days following the meeting of the JSC, JDT or Other Committee, the matter shall be referred to the Chief Executive Officer of Keryx and to the President of the JT Pharmaceutical Division for discussion and, if not resolved in such manner, shall be subject to Arbitration pursuant to Article 19.
ARTICLE 4.     LICENSE FEE; MILESTONE PAYMENTS
4.1    Intentionally omitted.
4.2    Milestone Payments. Sublicensee will pay to Sublicensor non-refundable, one-time milestone payments as follows:
(a)    Intentionally omitted.
(b)    Within thirty (30) days following Initiation of the first Phase III clinical trial in the Sublicense Territory: five million dollars ($5,000,000);
(c)    Within thirty (30) days following filing of a first marketing approval application to MHLW in the Sublicense Territory: seven million dollars ($7,000,000); and
(d)    Within thirty (30) days following a first marketing approval by MHLW for a Product in the Sublicense Territory: ten million dollars ($10,000,000).
For the purpose of this Agreement, a Phase II clinical trial shall mean that portion of the Regulatory Authority submission and approval process which provides for the initial trials of Product on a limited number of patients for the purposes of determining dose and evaluating safety and efficacy in the proposed therapeutic indication and a principal purpose of which is to demonstrate a proof of concept, and a Phase III clinical trial shall mean that portion of the Regulatory Authority submission and approval process which provides for the expanded trials of Product on a large number of patients for the purposes of evaluation of the overall benefit-risk relationship and long-term safety of the proposed therapeutic indication.
4.3    Sales Milestone Payments. Sublicensee will pay to Sublicensor the following non-refundable, one-time milestone payments as follows:
(a)    Within sixty (60) days following attainment of annual Net Sales in Japan equal to******;
(b)    Within sixty (60) days following attainment of annual Net Sales in Japan equal to******;
(c)    Within sixty (60) days following attainment of annual Net Sales in Japan equal to******.
For purposes of this Section 4.3, annual Net Sales shall be calculated on a calendar year basis. Nothing herein shall preclude multiple milestone payments from being paid in a given 12-month period if multiple milestones have been reached.
4.4    Limitations. It is understood and agreed that Sublicensee shall pay the milestone payments set forth in Sections 4.2 and 4.3 only with respect to the first Indication for which a Product achieves a particular milestone event, and regardless of the number of Products which achieve a particular milestone event and regardless of the number of times which a particular milestone event is achieved.
4.5    Payment Method. All payments of license fees and milestones under this Article 4 shall be made by wire transfer in the United States currency to a designated bank account of Sublicensor.
ARTICLE 5.     ROYALTIES
5.1    Royalties. In consideration of the sublicense rights granted to Sublicensee hereunder, for each Product where the manufacture, use or sale of such Product would but for the license granted hereunder, infringe a Valid Claim, Sublicensee shall pay to Sublicensor a royalty on their respective Net Sales, as follows:
(a)    a royalty of ****** of annual Net Sales equal to or less ******;
(b)    a royalty of ****** of annual Net Sales between ******;
(c)    a royalty of ****** of annual Net Sales in excess of ******.
For purposes of this Section 5.1, royalties shall be calculated based on total Net Sales in any given calendar year.  By way of example, if in a given calendar year Net Sales were forty (40) billion Japanese Yen, then the amount of royalty owed for that year would be ****** (calculated as the sum of ****** x ****** plus ****** x ****** plus ****** x ******). Notwithstanding the foregoing, in the event (i) the Panion License Agreement expires before the termination or expiration of this Agreement and Sublicensor is no longer required to pay royalties to Panion under the Panion License Agreement, the applicable royalty percentage to be paid by Sublicensee to Sublicensor under clauses (a), (b) and (c) of this Section 5.1 shall be reduced to ******, ****** and ******, respectively, or (ii) subject to Section 16.3, the Panion License Agreement is terminated before the termination or expiration of this Agreement, the royalties and other amounts to be paid by Sublicensee to Sublicensor shall be reduced by all royalties and other amounts payable directly by Sublicensee to Panion.
5.2    Accrual of Royalties. No royalty shall be payable on a Product made, sold, or used for research or clinical testing purposes or distributed as samples, provided such samples are sold by Sublicensee at cost. No multiple royalty shall be payable because the manufacture, use, or sale of a Product is covered by more than one Valid Claim.
5.3    Royalty Withheld due to Invalid Claims. In the event that all applicable claims of a patent included within the Patent Rights under which Sublicensee is paying a royalty according to Section 5.1 shall be held invalid or unenforceable by a court of competent jurisdiction in the Sublicense Territory, Sublicensee may withhold payments of royalties which would otherwise have been due on Net Sales in the Sublicense Territory by reason of Sections 4.3 and 5.1 until such judgment shall be finally reviewed by an unappealed or unappealable decree of a higher court of competent jurisdiction in the Sublicense Territory. The Sublicensee shall promptly repay Sublicensor any withheld royalty payments upon a final adjudication that the applicable claims of a patent included within the Patent Rights under which Sublicensee is paying a royalty under Section 5.1 are valid and enforceable. For clarification, the aforementioned withheld royalty shall not bear any interest thereon.
5.4    Compulsory Licenses. If Sublicensee is caused to grant a compulsory license to any Third Party with respect to a Product in the Sublicense Territory, then the royalty rate to be paid by Sublicensee on Net Sales due on such Product in that country under Section 5.1 shall be reduced to the rate paid by such Third Party compulsory Sublicensee on such Product.
5.5    Third Party Royalties.  Sublicensor shall be responsible for payment of Third Party royalties owed on sales of Product in the Sublicense Territory with respect to any issued patent or patent application that has been published by the applicable patent office anywhere in the world prior to and including the date that is two (2) years after September 26, 2007 that are required to secure Freedom to Operate in the Sublicense Territory.  For the purposes of this Agreement, “Freedom to Operate” shall mean such valid patents that, but for a license, would be infringed by the development, manufacture, use or sale of a Product for the Indication.  With respect to patents or patent applications that are published by the applicable patent office anywhere in the world more than two (2) years after September 26, 2007 that are required to secure Freedom to Operate in the Sublicense Territory, then (a) if a license to such patent is limited to the Sublicense Territory, then Sublicensor and Sublicensee shall each be responsible for ****** of such license fees and royalty obligations; and (b) if a license to such patent includes countries outside the Sublicense Territory, then Sublicensor shall be responsible for ****** of such license fees and royalty obligations and Sublicensee shall be responsible for ****** of such license fees and royalty obligations. Notwithstanding the foregoing, Sublicensor’s obligation to pay Third Party royalties, including, without limitation, royalties owed to Panion, shall not exceed the sales milestone payments and royalties to which Sublicensor is entitled under Sections 4.3 and 5.1 of this Agreement
5.6    Withholding Tax. If any payment due to Sublicensor hereunder is subject to withholding taxes or similar governmental charge (“Withholding Tax”) required to be paid or withheld thereon by applicable law in Japan, then Sublicensee shall deduct such Withholding Tax from such payment due Sublicensor hereunder at a rate not to exceed the then-prevailing rate provided for in applicable provisions of the Conventions between the Governments of the United States and Japan for the Avoidance of Double Taxation and the Evasion of Taxes (the “Convention”). Sublicensee shall provide Sublicensor, as soon as possible, a certificate evidencing withholding or payment of any such Withholding Tax by Sublicensee, its Affiliates or its sublicensees for the benefit of Sublicensor.  The parties understand as of September 26, 2007 that under the provisions of the current Convention, payments to Sublicensor under this Agreement are not subject to withholding, provided that Sublicensor provide Sublicensee with appropriate certificates of residency as required by Japanese law.
ARTICLE 6.     ROYALTY REPORTS AND ACCOUNTING
6.1    Royalty Reports and Currency Conversion. Beginning with the First Commercial Sale by Sublicensee of a Product in the Sublicense Territory, and continuing thereafter during the term of this Agreement, Sublicensee shall furnish to Sublicensor a written report covering each calendar quarter (the “Reporting Period”) showing (a) the calculation of Net Sales of each Product in the Sublicense Territory during the Reporting Period; (b) the royalties, payable in United States Dollars, which shall have accrued hereunder in respect of such sales with a summary computation of such royalties; (c) withholding taxes, if any required by law to be deducted in respect of such sales; and (d) the exchange rates used in determining the amount of United States Dollars payable. Royalty reports shall be submitted to Sublicensor within forty-five (45) days after the close of each Reporting Period. Net Sales and royalties payable shall be expressed in both Japanese Yen and the United States Dollars equivalent, calculated using the simple average of the exchange rate published in the Wall Street Journal on the last day of each month of the Reporting Period. Sublicensee shall furnish to Sublicensor appropriate evidence of payment of, and itemize any tax, credits or specific amount deducted from any royalty payment.
6.2    Royalty Payments and Records. Royalty payments shall be made by wire transfer in United States currency to a designated bank account of Sublicensor in the United States and shall be due forty-five (45) days after the close of each Reporting Period. Payment of royalties in whole or in part may be made in advance of such due date. In case no royalty is due for any given Reporting Period, Sublicensee shall so report to Sublicensor.  Sublicensee shall keep accurate records for a period of at least three (3) years in sufficient detail to enable the royalty payable hereunder to be determined and confirmed.
6.3    Right to Audit. Upon written request of Sublicensor, but not more than once in each calendar year, Sublicensee shall permit an independent public accountant, selected by Sublicensor or Panion and acceptable to Sublicensee, which acceptance shall not be unreasonably withheld, to have access during normal business hours to those records of Sublicensee as may be reasonably necessary to verify the accuracy of the royalty reports hereunder in respect of any calendar year ending not more than thirty-six (36) months prior to the date of such request. The report prepared by such independent public accountant, a copy of which promptly shall be provided to Sublicensee, shall disclose only the amount of any underpayment or overpayment of royalties, if any, without disclosure of or reference to supporting documentation. If such independent accountant’s report shows any underpayment of royalties, Sublicensee shall remit to Sublicensor the amount of such underpayment within thirty (30) days after Sublicensee’s receipt of such report, and if such underpayment exceeds five percent (5%) of the royalty due, Sublicensee shall reimburse Sublicensor for its reasonable out-of-pocket expenses for the audit, upon submission of supporting documentation. Any overpayment of royalties shall be creditable against future royalties payable in subsequent royalty periods, allocated evenly over the next-following two (2) royalty periods. In the event this Agreement is terminated or expires before such overpayment is fully credited, Sublicensor shall pay Sublicensee the portion of such overpayment not credited within one hundred twenty (120) days after the date of such termination or expiration.
6.4    Confidentiality of Records. Sublicensor agrees that all information subject to review under Section 6.3 shall be deemed the Proprietary Information of Sublicensee.
6.5    Late Payment Interest. Royalties and other payments required to be paid by Sublicensee pursuant to this Agreement shall, if overdue, bear interest at the rate equal to two percent (2%) over the prime rate as quoted by Citibank NA and not to exceed ten percent (10%) per annum until paid.  The payment of such interest shall not preclude Sublicensor from exercising any other rights it may have because any payment is overdue.
ARTICLE 7.     CLINICAL, PRE-CLINICAL, REGULATORY
AND COMMERCIAL DEVELOPMENT
7.1    Clinical and Pre-Clinical Development Program. Sublicensee will have sole responsibility for the clinical development of the Product in the Sublicense Territory, and shall be solely responsible for all costs associated therewith.  Sublicensee will have final decision-making authority to decide the protocols for all clinical and pre-clinical studies to be conducted by Sublicensee to support the approval of the Product in the Sublicense Territory.  Notwithstanding the foregoing, Sublicensee shall consult with Sublicensor regarding protocol design for all clinical and pre-clinical studies. Sublicensee shall use commercially reasonable best efforts (a) to conduct a clinical development program directed to obtaining regulatory approval of the Product in the Sublicense Territory (the “Development Program”), and (b) if, in the opinion of Sublicensee, the results of the Development Program so justify, to diligently seek regulatory and pricing approval for such Product for such Indication. For purposes of this Section, “commercially reasonable best efforts” shall mean efforts and timelines consistent with those used by Sublicensee in its own priority development projects with its own products deemed to have high commercial potential. Preliminary timelines are attached hereto as Exhibit 2 and shall be subject to adjustment in consultation with the JDC. Notwithstanding anything herein contained to the contrary, in the event the results of two toxicity studies conducted by Sublicensee, that is, i) A 6-Month Oral (Dietary) Toxicity Study in Rats with a 1-Month Recovery Period and ii) A 42-Week Oral (Dietary) Toxicity Study in Dogs with a 60-Day Recovery Period (collectively, the “Long-Term Toxicity Studies”) is sufficient to meet Sublicensor’s long-term toxicology needs, as accepted by FDA, Sublicensor shall reimburse JT for one-half (1/2) of the costs of the Long-Term Toxicity Studies or for one-half (1/2) of any portion of the Long-Term Toxicity Studies accepted by FDA as satisfying such toxicology requirements.
7.2    Carcinogenicity Studies. The parties will discuss in good faith potential arrangements for a carcinogenicity study, including, without limitation, potential cost-sharing mechanisms.
7.3    Regulatory Matters.
7.3.1    Assistance by Sublicensor. Sublicensor shall assist Sublicensee as follows:
(a)    At any time during the term of this Agreement and as soon as practical, Sublicensor shall make available to Sublicensee all Sublicensor Know-How in the possession of Sublicensor, and shall cooperate with and provide reasonable assistance to Sublicensee in its evaluation of such Sublicensor Know-How. On a continuing basis during the term of this Agreement, Sublicensor shall make available to Sublicensee all additional Sublicensor Know-How generated, acquired or possessed by Sublicensor or any Third Party on behalf of Sublicensor. Sublicensor shall provide Sublicensee with a right of reference to all such Sublicensor Know-How and Sublicensee shall have the right to include such Sublicensor Know-How in any of its applications for Registrations. All such Sublicensor Know-How shall be deemed the Proprietary Information of Sublicensor, and all right, title and interest in and to such Sublicensor Know-How shall remain vested in Sublicensor.
(b)    In the event that Sublicensor receives any inquiries or notices from any Regulatory Authority which may affect the development and marketing of a Product in the Sublicense Territory, Sublicensor shall immediately notify Sublicensee. Sublicensor agrees to assist Sublicensee in formulating a response to such inquiries, including being available to meet with the Regulatory Authority at a time and place acceptable to Sublicensor. Sublicensee shall reimburse Sublicensor for its reasonable expenses incurred in rendering such assistance, upon presentation by Sublicensor of an invoice documenting such expenses.
In the event that Sublicensee receives any inquiries or notices from any Regulatory Authority which may affect the development and marketing of a Product in the Sublicense Territory, Sublicensee shall immediately notify Sublicensor. Sublicensor agrees to assist Sublicensee in formulating a response to such inquiries, including being available to meet with the Regulatory Authority at a time and place acceptable to Sublicensee.
7.3.2    Assistance by Sublicensee.
(a)    On a continuing basis during the term of this Agreement, Sublicensee shall make available to Sublicensor all Sublicensee Development Data generated by Sublicensee or any Third Party on behalf of Sublicensee. Sublicensee shall provide Sublicensor with a right of reference to all such Sublicensee Development Data and Sublicensor shall have the right to include such Sublicensee Development Data in any of its applications for Registrations outside of the Sublicense Territory. All such Sublicensee Development Data shall be deemed the Proprietary Information of Sublicensee, and all right, title and interest in and to such Sublicensee Development Data shall remain vested in Sublicensee.
(b)    In the event that Sublicensee receives any inquiries from any Regulatory Authority which may affect the development and marketing of a Product outside of the Sublicense Territory, Sublicensee shall immediately notify Sublicensor.  Sublicensee agrees to assist Sublicensor in formulating a response to such inquiries, including being available to meet with the Regulatory Authority at a time and place acceptable to Sublicensee, if necessary. Sublicensor shall reimburse Sublicensee for its reasonable expenses incurred in rendering such assistance, upon presentation by Sublicensee of an invoice documenting such expenses.
7.3.3    Registrations. Subject to the terms and conditions of this Agreement, each application for Registration shall be filed in the name of Sublicensee or a designated Affiliate or sublicensee. Sublicensee shall own all right, title and interest in and to all applications for Registrations and granted Registrations. Sublicensee shall be responsible for all disclosures and correspondence to and with the Regulatory Authorities, and all disclosures and correspondence with any Regulatory Authority in the Sublicense Territory involving Sublicensor shall be made through Sublicensee. Sublicensee shall keep Sublicensor advised of the status of all Registrations and any applications for Registration.
7.3.4    Exchange of Safety Information. The Parties shall exchange safety information as per ICH guidelines so that each party can meet their regulatory requirements. The parties agree that a detailed agreement with respect to the exchange of safety data is to be entered into separately. Sublicensor shall, at its own cost and expense, assemble, maintain, deploy and make available to Sublicensee a database on any and all information on all serious adverse events including those collected from its existing and future sublicensees, Sublicensee and Panion.
7.4    Commercial Matters. Subject to the provisions of Section 3.9, Sublicensee shall have sole responsibility for all activities and costs associated with marketing, advertising, promoting and selling the Products in the Sublicense Territory. Sublicensee shall use its commercially reasonable efforts to market and sell the Product in the Sublicense Territory, in order to maximize Net Sales. Without limiting Sublicensee’s commercially reasonable efforts obligation under this Section 7.4, Sublicensee shall (a) apply for all required authorizations, including pricing and reimbursement, from Regulatory Authorities in the Sublicense Territory as soon as reasonably and commercially practicable following completion of all appropriate clinical trials; and (b) make the first commercial sale of the Product in the Sublicense Territory as soon as reasonably and commercially practicable following the issuance of the marketing authorizations required for the manufacturing, distribution, marketing, sale and use of the Product in the Sublicense Territory and the completion of NHI (National Health Insurance) price listing.
7.5    Intentionally Omitted.
7.6    Progress Reports. Within thirty (30) days of the close of each calendar quarter, Sublicensee shall provide to Sublicensor a written report of Sublicensee’s progress and activities in meeting Sublicensee’s obligations under this Article 7 (“Progress Report”). Progress Reports shall be in writing, and shall set forth, in reasonable detail, relevant information including (i) the status of clinical development programs for any Product; (ii) the status of regulatory approvals in the Sublicense Territory concerning Products; (iii) the status of other manufacturing, development and/or commercial activities regarding Products, including, without limitation, names of Third Party distributors; and (iv) any potential new Indications or line extensions. Sublicensee shall promptly supplement or clarify such Progress Reports, upon Sublicensor’s reasonable request.
ARTICLE 8.     PATENTS AND IMPROVEMENTS
8.1    Patent Prosecution and Maintenance. For the purpose of securing for the benefit to Sublicensee the Patent Rights in the Sublicense Territory, Sublicensor shall maintain the bridge between Panion, Dr. Hsu and GloboAsia and Sublicensee by: (i) promptly passing along to Sublicensee any and all copies of relevant materials received from Panion, Dr. Hsu and GloboAsia with respect to prosecution and maintenance of the Patent Rights in the Sublicense Territory; and (ii) promptly passing along back to Panion, Dr. Hsu and GloboAsia any and all comments, opinions, requests, suggestions and so forth received from Sublicensee. Sublicensor shall also promptly pass along to Sublicensee any relevant rights obtained from Panion, Dr. Hsu or GloboAsia with respect to prosecution and maintenance of Patent Rights in the Sublicense Territory. Notwithstanding the foregoing, Sublicensee may make direct contact with Panion, Dr. Hsu and GloboAsia upon written consent by Keryx, which consent shall not be unreasonably withheld or delayed, and provide to Sublicensor in a timely manner i) summaries of meetings held with Panion, Dr. Hsu or GloboAsia, as the case may be, without the presence of Sublicensor’s employees or representatives, and ii) copies of relevant documents exchanged with Panion, Dr. Hsu or GloboAsia, as the case may be, without being copied to Sublicensor. Sublicensor shall obtain from Panion, Dr. Hsu and GloboAsia the authority in the Sublicense Territory for Sublicensee to prosecute or to cause the prosecution of the patent applications that are enumerated in Exhibit 1 of this Agreement, to obtain patents thereon and to maintain patents, including any correction trials and invalidation trials,  included in the Patent Rights in effect during the term of this Agreement using outside patent counsel, selected by Sublicensee, that is agreed upon by Sublicensor and Panion, which agreement shall not be unreasonably withheld or delayed by Sublicensor. Sublicensee shall be solely responsible for said prosecution of the patent applications that are enumerated in Exhibit 1 of this Agreement, to obtain patents thereon and to maintain patents, including any correction trials and invalidation trials, included in the Patent Rights in effect during the term of this Agreement using outside patent counsel that is mutually agreed upon by Sublicensor and Sublicensee. Sublicensor and Sublicensee agree as of the Effective Date that Albert Wai-Kit Chan, Esq. is acceptable. Sublicensee shall be solely responsible for all costs and expenses relating to such patent applications and patents.  Sublicensor shall make reasonably appropriate arrangements to enable Sublicensee to: (i) obtain registration under the name of Sublicensee in the Sublicense Territory of the exclusive license granted to Sublicensee under Section 3.1 of this Agreement as a “Senyo Jisshiken” in accordance with Article 77 of the Japanese Patent Law within sixty (60) days after issuance or registration of the relevant patents, and (ii) fully secure Sublicensee’s right as a primary licensee in the Sublicense Territory until said registration of “Senyo Jisshiken.” Sublicensee shall keep Sublicensor advised of the status of all patent applications and patents relating to the Patent Rights by providing Sublicensor with copies of such patent applications and patents and copies of all patent office correspondence relating thereto including any office actions received by Sublicensee and responses or other papers filed by Sublicensee.  Sublicensee specifically agrees to provide Sublicensor with copies of patent office correspondence in sufficient time for Sublicensor to review and comment on such correspondence and submit to Sublicensee any proposed response thereto. Sublicensee further agrees to provide Sublicensor with sufficient time and opportunity, but in no event less than ten (10) days, to review and comment on all proposed responses to patent office correspondence relating to such patent applications and patents. Sublicensor agrees that all final decisions regarding the preparation and prosecution of such patent applications and patents, reissues, reexaminations, interferences and oppositions relating thereto shall be made by Sublicensee. Notwithstanding the foregoing, in the event of a decision regarding a Significant Event, Sublicensee will provide Sublicensor with notice of such Significant Event and Sublicensor shall have thirty (30) working days in which to assent or refuse to assent to such action, with such assent not to be unreasonably withheld. For purposes of this Section 8.1, “Significant Event” shall mean abandonment of an application, the filing of divisional or continuation applications, or a significant narrowing of the scope of patent application claims. Sublicensee shall have the right in its sole discretion, to discontinue the prosecution of any such patent applications or the maintenance of any such patents, and Sublicensor shall have the right to assume responsibility for the prosecution of such patent applications or the maintenance of such patents at its own expense. If Sublicensee elects not to prosecute, and Sublicensor elects not to assume, any such patent applications or not to maintain any such patents in the Sublicense Territory, Sublicensee’s license rights and its obligations under this Agreement, with respect to such patent applications and patents in the Sublicense Territory shall terminate, without affecting its license rights and other obligations to pay with respect to any other patent applications or patents included in the Patent Rights. After the Effective Date of this Agreement, in the event Exhibit 1 of the Panion License Agreement is amended to add additional patents related to the Compound (“Additional Patents”), the parties shall amend Exhibit 1 hereof to add such Additional Patents. Upon the written amendment of Exhibit 1, such additional Patents shall be prosecuted and maintained in accordance with the provisions of this Section 8.1.
8.2    Improvements and Use of Development Data.
(a)    Each party shall notify the other party promptly of any sole or joint inventions directed to Improvements under such party’s control. As between the parties, Sublicensee shall own all right, title and interest in and to Improvements invented solely by Sublicensee’s employees or contractors and Sublicensor shall own all right, title and interest in and to Improvements invented solely by Sublicensor’s employees or contractors. Patent applications and patents directed to jointly invented Improvements shall be jointly assigned to and owned by Sublicensee and Sublicensor. Subject to the provisions of Article 12 with respect to Follow-on Products, during the term of this Agreement, i) in the Sublicense Territory, to such extent as granted to Sublicensee under Section 3.1 Sublicensee shall have the liberty to freely practice Improvements, or license to any third party in connection with a sublicense to sell Products, provided that such sublicensees agree to share any Improvements with Sublicensor and Sublicensee, and ii) outside the Sublicense Territory, the Sublicensor shall have the liberty to freely practice Improvements, or license to any third party in connection with a sublicense to sell Products, provided that such sublicensees agree to share any Improvements with Sublicensor and Sublicensee. In the event of a termination of this Agreement by Sublicensor for breach by Sublicensee or by Sublicensee in the absence of a breach by Sublicensor, then Sublicensor’s rights under this Section 8.2 related to Improvements shall survive but Sublicensee’s rights shall be terminated and Sublicensor shall have a perpetual, exclusive, royalty-free, sublicensable license for the purpose of commercialization of Product to any patented Improvements solely or jointly invented by Sublicensee. If this Agreement is terminated by Sublicensee for breach by Sublicensor, then Sublicensor may continue to have the rights set forth herein to non-patented Improvements outside the Sublicense Territory without any consideration therefor and shall have the option to acquire a license for the use outside the Sublicense Territory of patented Improvements that were solely invented by Sublicensee at a royalty rate of ****** of net sales of the relevant products which, but for the license, would infringe a valid patent owned by Sublicensee. Upon expiration of this Agreement, Sublicensor may continue to have the rights set forth herein to non-patented and jointly-invented Improvements outside the Sublicense Territory without any consideration therefor and shall have the option to acquire an exclusive, except as to Sublicensee, license for the use outside the Sublicense Territory of patented Improvements which were solely invented by Sublicensee at a royalty rate of ****** of net sales of the relevant products which, but for the license, would infringe a valid patent owned by Sublicensee. The formula for calculating net sales for Sublicensor’s products under this Section 8.2(a) shall be consistent with the provisions of Section 1.10 of this Agreement.
(b)    During the term of this Agreement, for patent applications and patents relating to Improvements invented solely by Sublicensor, the provisions of Section 8.1 shall apply.
(c)    Following expiration or termination of this Agreement, Sublicensor shall be solely responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, patent applications and patents relating to Improvements invented solely by Sublicensor and for conducting interference, re-examination, reissue and opposition proceedings relating to such patent applications and patents.
(d)    During the term of this Agreement, Sublicensee shall be responsible, in its sole discretion, for preparing, filing, prosecuting and maintaining in the Sublicense Territory, patent applications and patents relating to Improvements invented solely by Sublicensee or jointly by Sublicensee and Sublicensor. In case of Improvements invented jointly by Sublicensee and Sublicensor, the costs necessary for preparation, filing, prosecution and maintenance of the Improvements shall be equally borne by Sublicensor and Sublicensee. Notwithstanding the foregoing, if Sublicensee elects (after consultation with Sublicensor) not to prosecute, or to discontinue the prosecution of any patent applications concerning joint Improvements, or to discontinue the maintenance of any patents or patent applications concerning joint Improvements, then (i) Sublicensor shall have the right to assume the full responsibility for the prosecution of such patent applications or the maintenance of such patents and patent applications at its own cost and expense, (ii) Sublicensee shall assign its interest in such patents and patent applications to Sublicensor, and (iii) such patents and patent applications shall no longer be subject to this Agreement.
(e)    Following expiration or termination of this Agreement, Sublicensee shall be solely responsible, in its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, patent applications and patents relating to Improvements invented solely by Sublicensee and for conducting interference, re-examination, reissue and opposition proceedings relating to such patent applications and patents.
(f)    Following expiration or termination of this Agreement, the parties shall be jointly responsible for preparing, filing, prosecuting and maintaining in such countries where the parties jointly agree, patent applications and patents relating to Improvements jointly invented by the parties and for conducting interference, re-examination, reissue and opposition proceedings relating to such patent applications and patents. The parties shall jointly bear all costs relating thereto. If one party elects to discontinue the prosecution of any patent applications and patents filed pursuant to this Section 8.2(f), or not to conduct any further activities with respect to such patent applications or patents, the party electing to discontinue any such activities shall assign to the other party all right, title and interest in and to such patents or patent applications. The party electing to continue such activities shall be solely responsible for all costs relating to such activities.
8.3    Trademarks. Sublicensee shall be responsible for obtaining and maintaining a trademark of its choice in the Sublicense Territory at its sole expense. Sublicensee shall own such trademark.  Sublicensee shall submit its proposed trademark to the JSC for approval, which approval shall not be unreasonably withheld or delayed.
ARTICLE 9.     INFRINGEMENT
9.1    Infringement by a Third Party. In the event that either party becomes aware that a Compound or a Product being made, used or sold by a Third Party infringes the Patent Rights licensed hereunder, such party shall promptly advise the other party of all known facts and circumstances relating thereto. To the extent of their respective ability under Japanese law, Panion (on behalf of itself and Dr. Hsu) and Sublicensor shall have the first and second right, respectively, to enforce at its sole expense the Patent Rights licensed under this Agreement against infringement by Third Parties. Sublicensee shall reasonably cooperate in any such enforcement and, if necessary, join as a party therein, at the expense of Sublicensor. Sublicensor shall have the right to retain ****** of the proceeds of any such enforcement action. Notwithstanding the foregoing, Sublicensee shall have the right to enforce against infringement by Third Parties of the Patent Rights licensed hereunder, in the event that neither Panion (on behalf of itself and Dr. Hsu) nor Sublicensor exercise its right. Sublicensor shall make all necessary arrangements with Panion, Dr. Hsu and GloboAsia for Sublicensee to take actions against infringement by Third Parties of the Patent Rights licensed hereunder.
9.2    Infringement by Sublicensee. In the event that it is determined by any court of competent jurisdiction that the import, manufacture, use or sale of any Product or Compound by Sublicensee or its sublicensees in accordance with the terms and conditions of this Agreement infringes, or Sublicensee and Sublicensor reasonably determine and agree that the import, manufacture, use or sale of such Product or Compound is likely to infringe, a Third Party patent or related intellectual property right in the Sublicense Territory, Sublicensee shall in consultation with Sublicensor use its reasonable best efforts to: (i) procure at Sublicensor’s expense a license from such Third Party authorizing Sublicensee to continue to import, manufacture, use or sell such Product or Compound; or (ii) modify such Product or Compound or its manufacture so as to render it non-infringing.
9.3    In the event that neither of the foregoing alternatives is reasonably available or commercially feasible, Sublicensee may at its option (i) either cease the import, manufacture, use and sale of such Product or Compound for so long as and to the extent that such activities are infringing the relevant Third Party patents, in which case the obligation of Sublicensee hereunder to pay royalties shall also cease, or (ii) terminate the rights and licenses granted in the Sublicense Territory in which the infringement of Third Party patents has occurred or is likely to occur, in which case the obligation of Sublicensee hereunder to pay royalties shall also terminate in the Sublicense Territory. With regard to damages caused to Sublicensee by a Third Party patent or related intellectual property right for which Sublicensor would otherwise have been solely responsible for payment of royalties under Section 5.5, Section 14.2 will apply.
ARTICLE 10.     MANUFACTURE & SUPPLY
10.1    Supply for Sublicensee’s pre-clinical and clinical activities.
10.1.1    Supply. As of September 26, 2007, and until the date on which Sublicensee establishes its own supply of Product, whether through Sublicensee’s manufacture or through a Direct Supply Agreement with a Third Party as provided in Section 10.2.3 (such end date of Sublicensor’s obligation to supply Product shall be hereinafter referred to as the “Supply End Date”), Sublicensor agrees to supply Sublicensee necessary quantities of Compound, formulated Compound (interim product) (if any) and/or Product for Sublicensee’s use in preclinical studies and clinical studies (“Development Supplies”) in the Sublicensee Territory. As of the Effective Date, Sublicensor and Sublicensee agree that the Supply End Date has occurred and Sublicensee has established a direct supply contract with a Third Party contractor Sublicensor may obtain Development Supplies from its Third Party contract manufacturers (“Third Party Manufacturers”) that are then manufacturing Compound, formulated Compound (interim product) (if any) and/or Product for Sublicensor’s or its other licensees’ use in its non-clinical studies or clinical trials of the Product outside the Sublicensee Territory. Development Supplies provided to Sublicensee shall be manufactured in the same formulation and to the same specifications as the Compound and/or Product such Third Party Manufacturers are supplying to Sublicensor or its other licensees for use in pre-clinical studies or clinical trials in the United States as of September 26, 2007 or such subsequent date as may be specified by Sublicensee unless Sublicensee agrees otherwise in writing.
10.1.2    Purchase Price. The purchase price Sublicensee shall pay Sublicensor for Development Supplies shall be ****** for such Development Supplies provided to Sublicensee in accordance with this Article 10, ****** incurred by Sublicensor directly in connection with the provision of such Development Supplies (including, e.g.,  cost of Sublicensor staffing necessary to organize such supplies, insurance and taxes, if any), without mark-up by Sublicensor. Where possible, Sublicensor shall organize production of Development Supplier in a manner to minimize staffing costs which must be transmitted to Sublicensee. Sublicensor further agrees that it will disclose in advance to Sublicensee details of such cost and that such cost shall be subject to Sublicensee’s approval, which shall not be unreasonably withheld or delayed. Sublicensor shall submit an invoice to Sublicensee therefor, and Sublicensee shall pay Sublicensor within thirty (30) days of its receipt of each such invoice.
10.1.3    Quantity and Schedule for Delivery of Development Supplies. Sublicensee shall present to Sublicensor in writing, at least quarterly, its requirements for Development Supplies for Sublicensee’s pre-clinical and clinical development activities sufficiently in advance of initiating pre-clinical or clinical studies. Sublicensor will evaluate, using commercially reasonable efforts, its capability and the capability of its Third Party Suppliers to supply the Development Supplies to Sublicensee in accordance with the requested quantities and schedule. Thereupon, the Sublicensor will provide to Sublicensee a written commitment schedule to supply the requested Development Supplies to Sublicensee. Sublicensee shall not sell any portion of Development Supplies provided by Sublicensor under this Section 10.1 to any Third Party for any purpose. If there are any additional terms and conditions reasonably necessary for the provision of Development Supplies by Sublicensor or its Affiliates to Sublicensee for pre-clinical and clinical development activities in accordance with the pre-clinical and clinical development plan of Sublicensee and this Section 10.1, the Parties shall discuss and agree upon them as soon as reasonably practicable, consistent with this Section 10.1.
10.1.4    Sublicensor’s Further Obligations. For Development Supplies, Sublicensor or its Affiliates shall provide (or cause its Third Party Manufacturer to provide) Sublicensee with the following:
(a)    specifications of intermediates, as appropriate, and Compound, and testing methods and certificates of analysis (“COA”) for the intermediates, as appropriate, and Compound;
(b)    specifications of formulated Compound (interim product) (if any) or Product, and testing methods and COAs for the formulated Compound (interim product) (if any) or Product;
(c)    specifications of excipients (if any), packaging materials, and testing methods and COAs for the excipients (if any), packaging materials used for formulated Compound (interim product) (if any) or Product;
(d)    certificate of manufacturing (“COM”) or certificate of compliance (“COC”) for intermediates, as appropriate, and Compound;
(e)    COC for formulated Compound (interim product) (if any) and/or Product;
(f)    batch records for both intermediates, Compound, formulated Compound (interim product) (if any) and Product; and
(g)    TSE certificate of Compound and excipients (including capsule shell).
In connection with Development Supplies provided by Sublicensor or its Affiliates to Sublicensee, one or more separate quality agreements (“Quality Agreement(s)”) shall, upon Sublicensee’s request, be negotiated in good faith and entered into by the Parties. Any such Quality Agreement(s) shall be subject to and governed by this Article 10 and this Agreement, and shall contain customary terms pertaining to the Parties’ obligations with respect to cGMP production, release and/or distribution of Product. The quality departments of Sublicensee and Sublicensor shall collaboratively prepare such Quality Agreement(s) within such time period as reasonably requested by Sublicensee. Sublicensor acknowledges that Sublicensee has a right to conduct or have a Third Party conduct quality tests of Development Supplies to verify that the Development Supplies (including their active ingredients) conform to GLP or GMP (as applicable) standards or other quality standards and is authorized to disclose Sublicensor Know-How to such Third Party to the extent necessary for such purpose.
10.1.5    Delivery. All Development Supplies provided by Sublicensor shall be deemed to be delivered to Sublicensee at the point where Sublicensor delivers such Development Supplies to the carrier selected by Sublicensee (which shall be the Third Party Manufacturer’s facility or Sublicensor’s location), and the title and risk thereto shall be simultaneously transferred to Sublicensee.  Sublicensee shall be responsible for all costs of transportation, freight, insurance, customs and import formalities pertaining to shipment of Development Supplies to Sublicensee.
10.1.6    Specification. Specifications for Development Supplies to be delivered pursuant to this Section 10.1 and (if applicable) the Quality Agreement(s) shall be those approved and utilized by Sublicensor and presented to the JDT. To the extent that Sublicensee desires to obtain Development Supplies that are manufactured in accordance with different specifications, Sublicensee may choose to be solely responsible for securing such Development Supplies (from Sublicensor’s Third Party Manufacturer or otherwise). Development Supplies shall be provided to Sublicensee along with a COC, relevant batch records and a COA for each shipment.
The parties shall duly review and discuss all specifications and CMC controls to define the Japanese regulatory requirements for Development Supplies with the goal of ensuring that they are fully-compliant with such requirements for each stage of Pharmaceutical Development (“CMC Requirements”). Once the Parties have agreed on such CMC Requirements, which agreement shall not be unreasonably withheld or delayed, Sublicensor will make reasonable efforts, to the extent possible within existing technical and commercial constraints, to ensure Development Supplies prepared for Sublicensee meet such CMC Requirements. In no event will Sublicensor deliberately prepare Development Supplies which do not meet such requirements or ship such to Sublicensee without Sublicensee’s express written consent. In the event Development Supplies prepared for Sublicensee do not meet the CMC Requirements, Sublicensor will notify Sublicensee within two business days of such knowledge and the Parties will jointly review and discuss the appropriate course of action.
10.1.7    Audit of facilities by Sublicensee. At any time during clinical development in the Sublicensee Territory, Sublicensee (or its designee) shall have the right to audit facilities that manufacture any of the Development Supplies as well as storage or testing facilities for them. Sublicensor shall cooperate and cause each Third Party Manufacturer and/or testing facility to cooperate with Sublicensee (or its designee) for such audit.
10.1.8    Audit of facilities by Regulatory Authority. If Regulatory Authority requests an inspection or audit of Sublicensor’s or its Third Party Manufacturer’s facility and Sublicensee with regard to the intermediates, Compound or Product (including a manufacturing, storage or testing facility for each) anywhere in the world, Sublicensor shall use good faith efforts to cooperate with Sublicensee and Regulatory Authority in fulfilling such request (and, if applicable, shall use good faith efforts to cause its Third Party Manufacturer to cooperate with Regulatory Authority and Sublicensee in fulfilling such requested inspection or audit). Following receipt of the inspection or audit observations of the Regulatory Authority (a copy of which Sublicensor shall promptly provide to Sublicensee), Sublicensor shall use good faith and reasonable efforts to consult with Sublicensee and prepare the response to any such observations, in English.
10.2    Transfer of Manufacturing Technology. The Parties jointly acknowledge that the activities which are the subject of this Section 10.2 are complex, time-consuming, and require good communication to execute successfully in a timely manner. Accordingly, at the time Sublicensee invokes any of these parts, the parties may form a Manufacturing Steering Team to plan and execute the activities. The reasonable commercial efforts of Sublicensor cannot make up for lack of adequate planning, task definition, and advance notice. It is agreed that the Manufacturing Steering Team meetings shall be held quarterly and its activities shall be governed by Section 3.6.
10.2.1    Transfer by Sublicensor. At any time during the Term of the Agreement, upon reasonable request by Sublicensee (through the Alliance Managers), Sublicensor shall provide to Sublicensee copies of written documentation pertaining to manufacturing technologies, but only to the extent that such documentation is necessary for Sublicensee (i) to conduct its pre-clinical and clinical development activities or (ii) to make arrangements for supply of Compound, formulated Compound (interim product) (if any) and/or Product for Sublicensee’s use in Phase III clinical trials, and commercialization of Product in the Sublicensee Territory. Manufacturing technologies shall include methods of synthesis, manufacturing, testing, analysis and formulation of intermediates, Compound, formulated Compound (interim product) (if any) or Product, as well as the following items, to the extent controlled by Sublicensor:
(a)    Methods for testing compliance with the specifications for intermediates, Compound, and additional test methods for stability studies for the intermediates, Compound;
(b)    Test Methods for the specifications for formulated Compound (interim product) (if any) or Product, and additional test methods for stability studies for them;
(c)    Manufacturing method (including in-process test methods) of Compound, formulated Compound (interim product) (if any) and finished Product;
(d)    Specifications or other information regarding intermediates, Compound, formulated Compound (interim product) (if any) or Product, or starting materials, intermediates, reagents, therefor (which shall be provided to Sublicensee by Sublicensor or its Affiliates or, to the extent practicable, through Third Party Manufactures or Third Party suppliers of such starting materials, intermediates, or reagents); and
(e)    any other matters related to manufacturing or storage to be agreed on by the parties.
In addition, Sublicensor or its Affiliates shall, upon Sublicensee’s reasonable request, provide up to sixty (60) hours of hands-on training at Sublicensor’s or its Third Party Manufacturer’s facility by qualified Sublicensor or its Third Party Manufacturers’ technicians without charge, and thereafter, upon Sublicensor’s agreement to provide additional hours of hands-on training at Sublicensor’s or its Third Party Manufacturer’s facility, Sublicensor shall provide up to fifty (50) additional hours of such training for which Sublicensee shall pay Sublicensor’s qualified technicians at a rate to be agreed, based on industry standard, by the Parties, negotiating in good faith. Upon the request for training, the Parties shall jointly approve a plan for training including timing, objectives, and activities. Sublicensor shall use reasonable commercial efforts to ensure the training is completed in accordance with the objectives and timing formulated by the Parties. Upon Sublicensee’s reasonable request, Sublicensor also shall use good faith efforts to facilitate an interaction between Sublicensee and Sublicensor’s Third Party Manufacturers or other Third Party suppliers which have supplied or are now supplying starting materials to Sublicensor, its other licensees or its Third Party Manufacturers, to aid Sublicensee in obtaining information regarding intermediates, Compound, formulated Compound (interim product) (if any) or Product or starting materials, intermediates, and reagents therefor.
10.2.2    Quality Agreements with Third Party Suppliers. Sublicensor and Sublicensee acknowledge that, pursuant to the Japanese Pharmaceutical Affairs Law, certain quality agreements are required to be entered into among Sublicensee and each direct or indirect supplier of intermediates, Compound, formulated Compound (interim product) (if any) and Product (each such agreement, a “Third Party Quality Agreement”), and that such Third Party Quality Agreement is required to enable Sublicensee to directly control quality matters with respect to intermediates, Compound, formulated Compound (interim product) (if any) and Product. The Parties also acknowledge that each such Third Party Quality Agreement shall be filed with Regulatory Authority at the time of the filing of the market approval for finished Product in the Sublicensee Territory. For this purpose, upon request of Sublicensee, Sublicensor shall use good faith efforts to reasonably cooperate with Sublicensee, and to cause each Third Party Manufacturer or supplier to cooperate with Sublicensee, in Sublicensee’s efforts to enter into such Third Party Quality Agreements with such Third Party(ies) in a timely manner.
10.2.3    Direct Supply Agreement with Third Party Manufacturers.
(a)    At any time during the period when Sublicensor or its Affiliates is providing Development Supplies to Sublicensee, and until Sublicensee has a direct supply contract with Third Party contractors, upon reasonable request by Sublicensee, Sublicensor agrees to use good faith and reasonable efforts to (i) facilitate Sublicensee’s efforts to enter into supply agreements with Sublicensor’s or its Affiliates’ Third Party Manufacturers or other Third Party suppliers of intermediates, Compound, formulated Compound (interim product) (if any) or Product or starting materials, intermediates, or reagents for Development or commercial supply purposes (“Direct Supply Agreements”); and (ii) in connection with such Direct Supply Agreements, cooperate with Sublicensee to provide Sublicensee with reasonable access to pertinent manufacture technologies that are necessary for manufacturing intermediates, Compound, formulated Compound (interim product) (if any) and/or Product, including the information specified in clauses (a) through (g) of Section 10.1.4.
(b)    Sublicensor grants Sublicensee and its sublicensees the exclusive right, without any restrictions, to manufacture (and have manufactured) the active pharmaceutical ingredient for purposes of developing and supplying the same solely in the Sublicensee Territory, provided that Sublicensee and its sublicensees shall bear all costs associated with such production. Sublicensee shall pay to Sublicensor a fee (the “Manufacturing Fee”) equal to seven and one half percent (7.5%) of the manufacturing and procurement cost of all batches of active pharmaceutical ingredient that are manufactured by or on behalf of Sublicensee or its sublicensees, except for when those manufactured batches are for commercial use by Sublicensee or its sublicensees in which case the Manufacturing Fee shall not apply. Sublicensee shall provide to Sublicensor copies of all invoices for such manufacture and procurement of active pharmaceutical ingredient that are manufactured by or on behalf of Sublicensee or its sublicensees where the Manufacturing Fee applies at the same time that Sublicensee provides its Progress Reports. The parties herby confirm and agree that said seven and one half percent (7.5%) Manufacturing Fee shall be retroactively applied to Development Supplies manufactured by a Third Party Manufacturer for and on behalf of Sublicensee under direct contract between such Third Party Manufacturer and Sublicensee on or after November 14, 2008.
(c)    It shall be the responsibility of Sublicensee to ensure that the quality of intermediates, Compound, formulated Compound (interim product) (if any) and/or Product in the Sublicense Territory is in compliance with the standards of the applicable Regulatory Authority.
10.2.4    Accreditation. Sublicensor and Sublicensee acknowledge that, pursuant to the Japanese Pharmaceutical Affairs Law, each foreign manufacturer of medical products with respect to each supplier of intermediates, Compound, formulated Compound (interim product) (if any) and/or Product, including any test or storage facility, for commercial supply is required to be accredited as of the time when Sublicensee files a marketing approval for Product in the Sublicensee Territory. In order to obtain such accreditation, Sublicensor shall use good faith efforts to cooperate reasonably with Sublicensee in causing each Third Party Manufacturer to apply to Regulatory Authority by themselves or having Sublicensee apply on their behalf at least six (6) months prior to Sublicensee’s anticipated date for the filing of a marketing approval in Japan.
10.3    Further Discussion. Sublicensor shall, in the event it wishes to be supplied with the Compound and/or the Product from Sublicensee and/or its Third Party Manufacturers, enter into discussion with Sublicensee thereon. In case Sublicensee agrees to supply to Sublicensor said Compound and/or Product, then the Sections 10.1 and 10.2 hereinabove shall apply mutatis mutandis.
ARTICLE 11.     NON-COMPETITION
11.1    Ferric Ion Products. During the Term of this Agreement, Sublicensee shall not develop, make, have made, use, have used, offer to sell, sell, have sold, import or export a product containing ferric ion as the sole active pharmaceutical ingredient, other than the Product or a Combination Product, for the treatment of hyperphosphatemia in the Sublicense Territory.
11.2    Other Competing Products. For a period of ****** from first commercial launch of a Product in the Sublicense Territory, Sublicensee shall not offer to sell, sell, or have sold a product, other than the Product or a Combination Product, for the treatment of hyperphosphatemia in the Sublicense Territory. Nothing in this Section 11.2 shall prevent Sublicensee from engaging in research and development activities for such a product in anticipation of marketing and selling after expiration of the ****** period. Further, nothing in this Section 11.2 shall relieve Sublicensee of their obligations under Article 7 to diligently advance the development and commercialization of Products in the Sublicense Territory.
ARTICLE 12.     FOLLOW-ON PRODUCTS
12.1    Follow-on Products. For a period of ****** from September 26, 2007, Sublicensee will have a right of first negotiation to any Follow-on Products which Sublicensor develops or otherwise obtains rights to as follows: (i) Following completion of the first Phase II clinical study of such Follow-on Product, Sublicensor shall describe the Follow-on Product in writing in reasonable detail, and such description shall be protected as Proprietary Information under this Agreement (a “Confidential Disclosure”); (ii) Sublicensor shall provide the Confidential Disclosure to Sublicensee; and (iii) during the period commencing upon Sublicensee’s receipt of the Confidential Disclosure and expiring ****** days thereafter (the “Discussion Period”), the parties shall discuss in good faith a license and commercialization agreement with respect to the Follow-on Product in the Sublicense Territory. If the parties do not reach agreement during the Discussion Period, then the Right of First Negotiation shall expire, and Sublicensor shall be free to exploit the Follow-on Product on its own, or to market the Follow-on Product to others, on terms no less favorable to Sublicensor than the final terms offered by Sublicensor. In the event Sublicensor receives an offer from any Third Party to license or commercialize the Follow-on Products (an “Outside Offer”), Sublicensor shall promptly so notify to Sublicensee before accepting or rejecting such Third Party offer.

12.2    ther Compounds in the Field of Nephrology. For a period of ******  from September 26, 2007, in the event that Sublicensor (a) acquires, licenses, obtains licenses, or develops a compound for use in the field of nephrology; and (b) is considering a development and/or marketing partner or licensee in the Sublicense Territory, then Sublicensor and Sublicensee shall meet (before or at substantially the same time as Sublicensor meets with other potential partners) to discuss in good faith the possibility of collaborating in connection with such compound in the Sublicense Territory.
ARTICLE 13.     PRICING
13.1    Pricing. Sublicensee shall be solely responsible for establishing the price for Products in the Sublicense Territory.
13.2    Unexpected Events. The parties acknowledge that the economic provisions of this Agreement may be affected by unexpected decisions made by pricing authorities in the Sublicense Territory. In the event that unexpected decisions by the pricing authority causes Sublicensee to have difficulties in continuing development of or marketing Product from economic or commercial point of view such as, (a) a determination by the NHI to set the price for Product in the Sublicense Territory by reference to Caltan (calcium carbonate); or (b) the authority forces drastic price cuts for Phosphate Binders; or (c) the authority applies flat-sum reimbursement to the treatment of dialysis including Phosphate Binders, then the parties agree to meet in good faith to discuss and to determine appropriate adjustments to this Agreement to address the unexpected events, including consideration of any future milestone and royalty obligations contained in Articles 4 and 5. In the event that, after due discussion and consideration under this Section 13.2, Sublicensee determines that it is no longer economically viable to commercialize the Product, then such a decision not to, or to cease, commercialization shall be considered a termination by Sublicensee for purposes of this Agreement and the provisions of Article 16 shall apply
ARTICLE 14.     INDEMNIFICATION
14.1    Indemnification by Sublicensee. Sublicensee agrees to indemnify and hold Sublicensor, its directors, officers, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorneys’ fees and costs and other expenses of litigation) (collectively “Claims”) resulting from (i) any willful misrepresentation of a material fact or breach of warranty by Sublicensee under this Agreement; (ii) any Claim by Third Parties (other than Claims related to Third Party patent or other intellectual property rights in the Sublicense Territory or Claims that are the subject of indemnification by Sublicensor under Section 14.2) arising out of the exercise of Sublicensee’s rights under this Agreement or the failure of Sublicensee to perform the activities described in Section 3.1 in compliance with all applicable laws, rules and regulations, applicable product specifications and handling and storage protocols, common practices in the pharmaceutical industry, or requirements of this Agreement, the Clinical Supply Agreement or Commercial Supply Agreement; (iii) Sublicensee’s gross negligence or willful misconduct (or that of its Affiliates, sublicensees, third-party contractors or distributors); and (iv) the enforcement by Sublicensor of its indemnification rights against Sublicensee under clause (ii) of this Section 14.1.
14.2    Indemnification by Sublicensor. Sublicensor hereby agrees to indemnify and hold Sublicensee and its officers, directors, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorneys’ fees and costs and other expenses of litigation) resulting from (i) any willful misrepresentation of a material fact or breach of warranty by Sublicensor under this Agreement; (ii) manufacture of Compound by Sublicensor or its Affiliate(s) or its Third Party contractor(s), for Sublicensee’s development activities not in compliance with the agreed specifications therefor; (iii) the development, testing, manufacture, commercialization, use, handling or distribution by or on behalf of Sublicensor or Sublicensor’s other sublicensee(s) of the Compound or Product outside the Sublicense Territory, including the administration of Compound or Product to humans and any product liability Claim arising therefrom (other than a Claim that is the subject of indemnification by Sublicensee under Section 14.1(i) or (iii)); (iv) any Claim arising from the Inherent Nature of the Product; (v) Sublicensor’s gross negligence or willful misconduct (or that of its Affiliates, sublicensees, third-party contractors or distributors); and (vi) the enforcement by Sublicensee of its indemnification rights under this Section 14.2. For purposes of this Article 14, the term “Inherent Nature of the Product” means bodily injury caused solely by a design defect in the molecular or chemical structure of the Compound and not caused in whole or in part by other factors, including, without limitation, manufacture, testing, warning, advertising, sale, marketing, packaging, alteration or modification, labeling, instructions or promotion of the Product, whether that claim is based in tort, contract, fraud or any other theory.
14.3    Unknown Source Product Liability. Notwithstanding the foregoing, Sublicensor and Sublicensee shall equally share all losses arising from Unknown Source Product Liability in the Sublicense Territory.  As used in this Section 14.3, “Unknown Source Product Liability” shall mean any portion of any Third Party claim for product liability that does not arise from: (i) Sublicensee’s failure to perform the activities described in Section 3.1 in compliance with all applicable laws, rules and regulations, applicable product specifications and handling and storage protocols, common practices in the pharmaceutical industry, or requirements of this Agreement, the Clinical Supply Agreement or Commercial Supply Agreement; (ii) Sublicensee’s gross negligence, or willful misconduct (or that of its Affiliates, sublicensees, third-party contractors or distributors); or (iii) the Inherent Nature of the Product
14.4    Indemnification Procedures. Each indemnified party shall promptly notify the indemnifying party in writing of any action, claim or liability in respect of which the indemnified party intends to claim indemnification from the indemnifying party. The indemnified party shall permit the indemnifying party, at its discretion, to settle any such action, claim or liability, and agrees to the complete control of such defense or settlement by the indemnifying party, provided however, that such settlement does not adversely affect the rights of the indemnified party hereunder or impose any obligations on the indemnified party in addition to those set forth herein in order for it to exercise such rights. No such action, claim or liability shall be settled by the indemnified party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed, and the indemnifying party shall not be responsible for any legal fees or other costs incurred by the indemnified party other than as provided herein. The indemnified party and its directors, officers, employees and agents shall cooperate fully with the indemnifying party and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification, and shall have the right, but not the obligation, to be represented by counsel of their own selection and at their own expense.
14.5    Limitation of Liability. Notwithstanding anything to the contrary herein, (i) neither party shall be liable to the other party for any indirect, incidental or consequential damages arising out of any terms or conditions in this Agreement or with respect to the performance hereof; and (ii) Sublicensor’s obligation to indemnify Sublicensee for claims arising from the Inherent Nature of the Product pursuant to Section 14.2(iv) and Unknown Source Product Liability pursuant to Section 14.3 shall not exceed the aggregate sum of ******.
14.6    Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the expiration or termination of this Agreement and shall remain in full force and effect.
ARTICLE 15.     CONFIDENTIALITY
15.1    Treatment of Proprietary Information. Except as otherwise provided in this Article 15, during the term of this Agreement and for a period of five (5) years following expiration or termination thereof, a party (the “Receiving Party”) will retain in confidence and use only for purposes of this Agreement Proprietary Information supplied by or on behalf of the other party (the “Disclosing Party”). For purposes of this Article 15, all such Proprietary Information which a Receiving Party is obligated to retain in confidence shall be disclosed in written form and marked “Confidential” or with similar designation, or if originally disclosed visually or orally, reduced to such written form within thirty (30) days of such original disclosure.
15.2    Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, a Receiving Party may disclose Proprietary Information to its Affiliates, Sublicensees, consultants, agents, outside contractors and clinical investigators (collectively the “Representatives”) on condition that such Representatives agree (i) to keep the Proprietary Information confidential for at least the same time periods and to the same extent as such party is required to keep the Proprietary Information confidential and (ii) to use the Proprietary Information only for such purposes as the Receiving Party is entitled to use the Proprietary Information. Each party warrants that each of its Representatives to whom any Proprietary Information is disclosed shall previously have been informed of the confidential nature of the Proprietary Information and shall have agreed to be bound by the terms and conditions of confidentiality as set forth in this Agreement. The Receiving Party shall ensure that the Proprietary Information provided by the Disclosing Party shall not be used or disclosed by such Representatives except as permitted by this Agreement. The Receiving Party shall stand responsible for any breach by its Representatives of the confidentiality provisions set forth in this Agreement.
15.3    Release From Restrictions. The obligation not to disclose Proprietary Information shall not apply to any part of such Proprietary Information which:
(i)    is or becomes patented, published or otherwise part of the public domain other than by the unauthorized acts of the Receiving Party or its Affiliates or Sublicensees in contravention of this Agreement; or
(ii)    is disclosed to the Receiving Party by a Third Party which did not obtain such Proprietary Information directly or indirectly from the Disclosing Party; or
(iii)    prior to disclosure under this Agreement, was already in the possession of the Receiving Party as evidenced by its written records, provided such Proprietary Information was not obtained, directly or indirectly, from the Disclosing Party; or
(iv)    is developed by the Receiving Party independent of Proprietary Information received from the Disclosing Party as evidenced by its written records.
15.4    Public Domain. For the purpose of this Agreement, specific information disclosed as part of the Proprietary Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.
15.5    Ownership of Proprietary Information. Except as otherwise agreed to hereunder, all Proprietary Information disclosed by the Disclosing Party shall remain the property of the Disclosing Party. In cases where return of Proprietary Information is requested according to Article 16 hereunder, upon the written request of the Disclosing Party (i) all tangible Proprietary Information provided by the Disclosing Party (including, but not limited to all copies thereof) except for Proprietary Information consisting of analyses, studies and other documents prepared by or for the benefit of the Receiving Party shall be promptly returned to the Disclosing Party, and (ii) all portions of such analyses, studies and other documents not prepared by or for the benefit of the Receiving Party (including all copies thereof and all unused samples of materials provided by the Disclosing Party) which are within the definition of Proprietary Information shall be destroyed, and the Receiving Party shall certify such destruction in writing to the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may retain one copy of the Proprietary Information of the Disclosing Party in its legal department for the sole purpose of determining its obligations hereunder.
15.6    Legal Disclosure. The Receiving Party may disclose the Proprietary Information of the Disclosing Party to the extent reasonably necessary in prosecuting or defending litigation, complying with applicable laws, governmental regulations or court order, or otherwise submitting required information to tax or other governmental authorities. If the Receiving Party intends to so disclose any such Proprietary Information, the Receiving Party shall provide the Disclosing Party prompt prior notice of such fact so that the Disclosing Party may seek to obtain a protective order or other appropriate remedy concerning any disclosure of such Proprietary Information. The Receiving Party will reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude the disclosure of such Proprietary Information, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Proprietary Information.
15.7    No Title. Except as otherwise expressly set forth in this Agreement, nothing herein shall be construed as giving the Receiving Party any right, title and interest in and to the Proprietary Information of the Disclosing Party.
15.8    Permitted Disclosures.
15.8.1    Disclosure by Sublicensee. Notwithstanding the foregoing, subject to review and comment by Sublicensor, Sublicensee may disclose Sublicensor Proprietary Information to the extent such disclosure is reasonably necessary for (a) the development of the Compound or the Product, (b) the filing of applications for Registration, (c) the commercialization of the Compound or the Product, or (d) the filing or prosecution of a patent applications and patents relating to Improvements invented solely by Sublicensee or jointly by Sublicensee and Sublicensor.
15.8.2    Disclosure by Sublicensor. Notwithstanding the foregoing, subject to review and comment by Sublicensee, Sublicensor may disclose Sublicensee Proprietary Information to the extent such disclosure is reasonably necessary for the filing or prosecution of patent applications and patents relating to Improvements invented solely by Sublicensor.
15.9    Publications. Neither Party shall submit or present any written or oral publication, any manuscript, abstract or other communication which includes data or other information related to the Compound or the Products or the Proprietary Information of the other Party without first obtaining the prior written consent of the other Party.
ARTICLE 16.     TERM AND TERMINATION
16.1    Term. Unless terminated sooner as provided herein, this Agreement will expire on the last day to expire of the licensed Patent Rights containing a Valid Claim that, but for the license granted by Sublicensor to Sublicensee hereunder, would be directly infringed by the use or usage of Products as permitted in this Agreement, including any period of regulatory exclusivity or patent term extension. Upon expiration or termination of this Agreement, the rights and obligation of the parties shall cease, except as follows:
(i)    following expiration, Sublicensee shall have a fully paid non-exclusive license under Sublicensor Know-How to make, have made, use, have used, offer to sell, sell and import the Product in the Sublicensee Territory;
(ii)    upon expiration or termination by either party for any reason, the rights and obligations under Articles 2, 6, 10, 14, 15, 16, 19 and 26 and the applicable provisions of Section 8. 2;
(iii)    expiration or termination of this Agreement shall not relieve either party of any obligations which accrued to that party prior to such expiration or termination for any reason;
(iv)    any cause of action or remedy for breach shall survive the expiration or termination of this Agreement.
16.2    Termination by Sublicensee.
16.2.1    Termination Without Cause. Sublicensee may terminate this Agreement without cause at any time upon at least sixty (60) days prior written notice to Sublicensor if termination occurs prior to the receipt of marketing authorization for the Product in the Sublicense Territory and upon at least six (6) months prior written notice to Sublicensor if termination occurs following receipt of marketing authorization for the Product in the Sublicense Territory.
16.2.2    Termination for Breach. Sublicensee may terminate this Agreement upon or after the breach of any material provision of this Agreement by Sublicensor if such breach is not cured within sixty (60) days after Sublicensee gives Sublicensor written notice thereof.
16.2.3    Termination for Insolvency. Sublicensee may terminate this Agreement in its entirety for cause upon at least sixty (60) days prior written notice to Sublicensor upon or after the bankruptcy, insolvency, dissolution or winding up of Sublicensor other than for the purpose of reconstruction or amalgamation.
16.3    Termination by Sublicensor.  Sublicensor may terminate this Agreement in its entirety for cause at any time upon at least sixty (60) days prior written notice to Sublicensee upon the occurrence of any of the following:
(a)    upon or after the breach of any material provision of this Agreement by Sublicensee if such breach is not cured within such sixty (60) day period; or
(b)    upon or after the bankruptcy, insolvency, dissolution or winding up of Sublicensee other than for the purpose of reconstruction or amalgamation.
For the avoidance of doubt, a failure to make a payment otherwise owed under Article 4 or Article 5 that remains uncured for at least sixty (60) days following written notice shall be deemed a material breach. Furthermore, Sublicensor agrees that it will not voluntarily terminate the Panion License Agreement (or allow such agreement to be terminated by Panion), unless Sublicensor maintains its license for the Sublicense Territory on terms and conditions no less favorable to Sublicensee as in this Agreement or makes arrangements for Sublicensee be granted a direct license from Panion with terms and conditions no less favorable to Sublicensee as in this Agreement.
16.4    Rights Following Termination.
16.4.1    In the event of termination of this Agreement by Sublicensor pursuant to Section 16.3 or by Sublicensee pursuant to Section 16.2.1, Sublicensee will promptly transfer and hand over to Sublicensor all Sublicensor Development Data, and Sublicensor Know-How provided to Sublicensee hereunder (subject to the provisions of Section 8.2 with respect to Improvements). Each party will return to the other party all copies of the Proprietary Information supplied by one party to the other party hereunder, except that one copy of such Proprietary Information may be retained by each party for archival purposes only. Sublicensee will grant Sublicensor access to all Sublicensee Know-How and shall promptly take all steps necessary to transfer all right, title and interest in any Registration, marketing authorizations or other regulatory approvals to Sublicensor. Sublicensor shall have the right to use and/or disclose to a Third Party all such Sublicensee Development Data and Sublicensee Know-How in connection with Sublicensor’s effort to market Products in the Sublicense Territory or to license to such Third Party the right to manufacture and sell a Product in the Sublicense Territory.
16.4.2    Upon expiration of this Agreement or termination of this Agreement pursuant to Sections 16.2.2 and 16.2.3, Sublicensee shall retain the right to use any Proprietary Information in the Sublicense Territory without any additional payment to Sublicensor.
16.5    Disposition of Product. Upon termination of this Agreement by Sublicensor, Sublicensee shall provide Sublicensor a written inventory of all Product (in the form of raw material, work-in-progress and finished goods) in its and its sublicensees’ possession, and shall have the right to dispose of such Product within six (6) months thereafter, subject to fulfillment of the royalty obligations relating thereto.
16.6    Change of Control. The rights granted to Sublicensee hereunder (including rights to be supplied under Article 10 hereunder) will survive any change in Sublicensor’s current management or ownership, or business as presently conducted.
16.7    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Sublicensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Sublicensee, as sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Sublicensor under the U.S. Bankruptcy Code that is not dismissed within sixty (60) days of the first date of filing, Sublicensor hereby grants to Sublicensee, subject to Sublicensee’s obligations under Section 365(n), a right of access and to obtain possession of and to benefit from each of the following embodiments to the extent related to Sublicensee’s exercise of its license rights to the Compounds and Products in the Sublicense Territory in accordance with this Agreement: (i) copies of (or complete access to, as appropriate) Sublicensor Development Data necessary or reasonably useful for Sublicensee to manufacture, develop and/or commercialize the Compound and/or Product in the Sublicense Territory; and (ii) any other embodiments of such intellectual property in Sublicensor’s possession and control, which, if not already in Sublicensee’s possession, shall be promptly delivered to Sublicensee (a) upon Sublicensee’s reasonable written request therefor, unless Sublicensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Sublicensor upon Sublicensee’s reasonable written request therefor. Recognizing that the embodiments described above may be useful or necessary to Sublicensor in connection with its continued operation of its business, and that a Third Party may also have a right of access to such embodiment under Section 365(n) of the Bankruptcy Code or applicable non-bankruptcy law, where there is a fixed or limited quantity of any tangible item of such embodiment described above, Sublicensee shall be entitled to a pro rata portion thereof.
ARTICLE 17.     ASSIGNMENT
This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party except that either party without such consent but with a prompt notification in writing to the other party may assign or sell the license (i) in connection with the transfer or sale of all or substantially all of its business assets to a Third Party, or (ii) in the event of its merger or consolidation with another company, or (iii) to an Affiliate. Any purported assignment in violation of this clause shall be null and void. Any permitted assignee shall assume all the obligations of its assignor under this Agreement. No assignment shall relieve either party of its responsibility for the performance of any obligation that such party has accrued hereunder as of the date of assignment.
ARTICLE 18.     PATENT MARKINGS
Sublicensee agrees to mark all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with applicable patent marking laws.
ARTICLE 19.     ARBITRATION
In the event any dispute or difference of any kind whatsoever shall arise between the parties in connection with or arising out of this Agreement or the carrying out of its obligations, except as provided in Section 3.9, it shall first be brought to negotiation between the parties and in case no agreement is reached within a period of sixty (60) days from the day on which such dispute or difference was brought to the attention of the other party, it shall then be referred to arbitration. The arbitration shall be conducted in London, United Kingdom in English and in accordance with the arbitration rules of International Chamber of Commerce. The parties shall request the arbitrators to render award within eighteen (18) months. The award shall be final, binding and enforceable upon the parties.
ARTICLE 20.     PATENT TERM EXTENSION
Sublicensee agrees, as exclusive Sublicensee, to apply for and to exercise due diligence in obtaining an extension of the term of any patent included within the Patent Rights under the applicable laws in the Sublicense Territory. Sublicensor agrees to execute such documents and take such additional actions as Sublicensee may reasonably request in connection therewith. Each party shall bear its own expenses in connection with the application for patent term extensions. Sublicensor shall make all necessary arrangements with Panion, Dr. Hsu and GloboAsia for Sublicensee to apply for said patent term extensions.
ARTICLE 21.     FORCE MAJEURE
Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fires, floods, embargoes, government regulations, prohibitions or interventions, wars, acts of war, terrorism, insurrections, riots, civil disobedience, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.
ARTICLE 22.     NEGATION OF AGENCY
Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Sublicensee and Sublicensor. The relationship between the parties established by this Agreement is that of independent contractors. Neither party shall have the power to bind, obligate, incur any debts or make any commitments for the other party except to the extent, if at all, specifically provided herein.
ARTICLE 23.     PUBLICITY
Each party shall give notice to the other party prior to issuing any press release relating to this Agreement within due time to allow for reasonable consideration. The party issuing the press release shall give due consideration and weight to any comments or concerns raised by the other party. Notwithstanding the foregoing, neither party shall issue a press release announcing the execution of this Agreement outside of a joint press release which has been prepared jointly by the parties.
ARTICLE 24.     FILING OF THE AGREEMENT
To the extent, if any, that a party concludes in good faith that it is required to file this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission in accordance with applicable laws and regulations, such party may do so, subject to the confidentiality obligations set forth herein, and the other party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith at the, expense of the requesting party. The parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate, in responding to any request for further information therefrom at the expense of the requesting party.
ARTICLE 25.     SEVERABILITY
Each party hereby expressly agrees and contracts that it is not the intention of either party to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. If any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealable or unappealed order to be in violation of any such provisions in any country or community or association of countries, such word, sentence, paragraph, clause or combination thereof shall be inoperative in such country or community or association of countries, and the parties will seek in good faith to amend this Agreement in order to cure such violation; the remainder of this Agreement shall in any event remain binding upon the parties hereto.
ARTICLE 26.     NOTICES
Any notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or by recognized courier service, facsimile or e-mail promptly confirmed by first class mail, to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent by facsimile or e-mail shall be effective when sent, and any notice sent by registered or certified mail or recognized courier service shall be effective when mailed.
In the case of Sublicensor:
Keryx Biopharmaceuticals, Inc.
750 Lexington Ave, 20th Floor
New York, NY 10022 U.S.A.
Attn: James Oliviero
Fax: 1-212-531-5970
Email: joliviero@keryx.com
with a copy to:
Keryx Biopharmaceuticals, Inc.
750 Lexington Ave, 20th Floor
New York, NY 10022 U.S.A.
Attn: Kenneth Hoberman
Fax: 1-212-531-5977
Email: khoberman@keryx.com
In the case of Sublicensee:
Japan Tobacco Inc.
JT Building, 2-1, Toranomon 2-Chome
Minato-ku, Tokyo 105-8422, Japan
Attn: Vice President, Pharmaceutical Business Development
Fax: 81-3-5572-1449
Email: takashi.kamiya@jt.com
and
Torii Pharmaceutical Co., Ltd.
Torii Nihonbashi Bldg., 4-1, Nihonbashi-Honcho 3-chome,
Chuo-ku, Tokyo 103-8439, Japan
Attn: General Manager, Business Development Dept.
Fax: 81-3-5203-7334
Email: kiyoshi.sato@torii.co.jp
with a copy to:
Holland& Knight LLP
195 Broadway
New York, NY 10007 U.S.A.
Attn: Neal Beaton, Esq.
Fax: 1-212-341-7103
Email: neal.beaton@hklaw.com
ARTICLE 27.     GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of choice-of-law rules.
ARTICLE 28.     AFFILIATES
Each party may perform its obligations hereunder personally or through one or more Affiliate and shall be responsible for the performance of such obligations, and any liabilities resulting from such performance. Neither party shall permit any of its Affiliates to commit any act (including any act of omission) which such party is prohibited hereunder from committing directly.
ARTICLE 29.     ENTIRE AGREEMENT
This Agreement and the Exhibits hereto which are a part hereof, contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understanding, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. The parties hereto may not alter, amend, modify, terminate or waive any of the provisions of this Agreement, but only by a written instrument duly executed and delivered by authorized officers of the parties. This agreement may be executed in three (3) counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.
ARTICLE 30.     WAIVER
The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each such provision.
ARTICLE 31.     CAPTIONS
The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in location and reading the several Articles and Sections hereof.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth above.

KERYX BIOPHARMACEUTICALS, INC.    JAPAN TOBACCO INC.
By: /s/ Ron Bentsur        By: /s/ Noriaki Okubo
Ron Bentsur    Noriaki Okubo
Chief Executive Officer    President, Pharmaceutical Business
TORII PHARMACEUTICAL CO., LTD.
By: /s/ Norihiko Matsuo
Norihiko Matsuo
President and Representative Director

List of Exhibits
Exhibit 1: List of Patent and Patent Applications
Exhibit 2: Preliminary Timelines for the Development Program

[Exhibit 1]  List of Patent and Patent Applications

Patent Dkt#859 (KWOK et al., 2004)
DOCKET #	MATTER	NOTE
Dkt. #859-PCT-JP
FERRIC ORGANIC COMPOUNDS, USES THEREOF AND METHODS OF MAKING SAME
Japanese App’l No. 2006-503637, Filed August 18, 2005, National Stage App’l of Int’l App’l No. PCT/US2004/004646, filed February 18, 2004, claiming priority of U.S. Serial No. 60/447,690, filed February 19, 2003 and U.S. Serial No. 60/462,684, filed April 15, 2003

Inventors: David W.K. KWOK and Nikolay Mintchev STOYNOV
Applicant: GloboAsia

******
Patent Dkt#859C (CHAN and TOWN., 2006)
DOCKET #	MATTER	NOTE
Dkt. #859-C-PCT-JP
PHARMACEUTICAL-GRADE FERRIC ORGANIC COMPOUNDS, USES THEREOF AND METHODS OF MAKING SAME
Japanese App’l No. 2008-527177, Filed February 18, 2008, National Stage of Int’l App’l No. PCT/US2006/032385, Filed August 18, 2006

Inventors: Keith CHAN and Winston TOWN
Applicant: GBLOBOASIA, LLC

******
Patent Dkt#1092 (HSU, 1997)
DOCKET #	MATTER	NOTE
Dkt. #1092-PCT-JP
METHOD FOR TREATING RENAL FAILURE
Japanese App’l No. 10-527705, Filed June 15, 1999, now Japanese Patent No. 4173553, issued August 22, 2008, National Stage App’l of Int’l App’l No. PCT/US97/20977, filed November 14, 1997, which is a continuation of U.S. Serial No. 08/794,328, filed February 3, 1997, and U.S. Serial No. 60/032,745, filed December 16, 1996

Applicant: Chen Hsing HSU

******
Dkt. #1092-Z-PCT-JP (Divisional)
Japanese App’l No. 2007-133978, filed May 21, 2007 which is a divisional app’l of Japanese App’l No. 10-527705, Filed June 15, 1999, National Stage App’l of Int’l App’l No. PCT/US97/20977, filed November 14, 1997, which is a continuation of U.S. Serial No. 08/794,328, filed February 3, 1997, and U.S. Serial No. 60/032,745, filed December 16, 1996

Applicant: Chen Hsing HSU

******
Patent Dkt#1148 (CHAN et al., 2007)
DOCKET #	MATTER	NOTE
Dkt. #1148-A-PCT-JP
METHOD OF REVERSING, PREVENTING OR STABILIZING SOFT TISSUE CALCIFICATION
Japanese App’l No. 2008-552435, Filed July 30, 2008, National Stage of Int’l App’l No. PCT/US2007/002157, filed January 26, 2007 claiming priority of U.S. Serial 60/763,253, filed January 30, 2006, and Int’l App’l No.PCT/US2006/032385, filed August 18, 2006,

Inventors: Keith CHAN, Winston TOWN, Shou Shan CHIANG
Applicant: GloboAsia, LLC

******
Patent Dkt#1231 (CHAN & TOWN, 2007)
DOCKET #	MATTER	NOTE
Dkt. #1231-PCT-JP
METHOD OF TREATING CHRONIC KIDNEY DISEASE
Japanese Patent Application No. 2008-552431, filed July 30, 2008, National Stage of Int’l App’l No. PCT/US2007/002151, filed January 26, 2007, claiming priority of U.S. Serial No. 60/763,253, filed January 30, 2006, and Int’l App’l No. PCT/US2006/032385, filed August 18, 2006

Inventors: Keith CHAN and Winston TOWN
Applicant: GloboAsia, LLC
******

[Exhibit 2] Preliminary Timelines for the Development Program
******

FIRST AMENDMENT TO AMENDED AND RESTATED SUBLICENSE AGREEMENT
THIS FIRST AMENDMENT TO AMENDED AND RESTATED SUBLICENSE AGREEMENT (this “Amendment”), effective this 12th day of June, 2013 (“Amendment Effective Date”), is by and between KERYX BIOPHARMACEUTICALS, INC., with offices at 750 Lexington Avenue, 20th Floor, New York, NY 10022, U.S.A. (“Keryx” or “Sublicensor”) and JAPAN TOBACCO INC., with offices at JT Building, 2-1, Toranomon 2-Chome, Minato-ku, Tokyo 105-8422, Japan (“JT”) and TORII PHARMACEUTICAL CO., LTD., with offices at Torii Nihonbashi Bldg., 4-1, Nihonbashi-Honcho 3-Chome, Chuo-ku, Tokyo 103-8439, Japan (“TORII”)(JT and TORII are collectively referred to herein as “Sublicensee);
WHEREAS, Sublicensor and Sublicensee are parties to that certain AMENDED AND RESTATED SUBLICENSE AGREEMENT dated the 8th day of June, 2009 (the “Amended and Restated Agreement”), pursuant to which the Sublicensor granted certain rights and licenses to the Sublicensee; and
WHEREAS, Sublicensor and Sublicensee, in order to avoid potential disputes or confusion regarding certain aspects of the rights and licenses granted pursuant to the Amended and Restated Agreement, desire to amend the Amended and Restated Agreement as set forth in this Amendment.
NOW THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 32.     DEFINITIONS
Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Amended and Restated Agreement.
ARTICLE 33.     AMENDMENT
33.1    Amendment of Section 3.1. Section 3.1 of the Amended and Restated Agreement is hereby deleted in its entirety and is replaced by the following text:
“3.1 Grant. Subject to the terms and conditions of this Agreement, Sublicensor hereby grants to Sublicensee an exclusive sublicense, with the right to further sublicense to its Affiliates, to develop, have developed, make, have made, use, have used, offer to sell, sell, have sold, and import the Product or the Compound in or into the Sublicense Territory and a non-exclusive sublicense to make, manufacture, have made, have manufactured and export the Product or the Compound in or from countries outside of the Sublicense Territory, in each case (that is, in the case of the foregoing exclusive license and the case of the foregoing non-exclusive license) under the Sublicensor Know-How and the Patent Rights for all Indications.”
33.2    Amendment of Section 26. Article 26 of the Amended and Restated Agreement is hereby deleted in its entirety and is replaced by the following text:
“Any notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or by recognized courier service, facsimile or e-mail promptly confirmed by first class mail, to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent by facsimile or e-mail shall be effective when sent, and any notice sent by registered or certified mail or recognized courier service shall be effective when mailed.
In the case of Sublicensor:
Keryx Biopharmaceuticals, Inc.
750 Lexington Ave, 20th Floor
New York, NY 10022 U.S.A.
Attn: James Oliviero
Fax: 1-212-531-5970
Email: joliviero@keryx.com
with a copy to:
Keryx Biopharmaceuticals, Inc.
750 Lexington Ave, 20th Floor
New York, NY 10022 U.S.A.
Attn: Ron Bentsur
Fax: 1-212-531-5971
Email: rbentsur@keryx.com
In the case of Sublicensee:
Japan Tobacco Inc.
JT Building, 2-1, Toranomon 2-Chome
Minato-ku, Tokyo 105-8422, Japan
Attn: Vice President, Pharmaceutical Business Development
Fax: 81-3-5572-1449
Email: masanori.sato@jt.com
and
Torii Pharmaceutical Co., Ltd.
Torii Nihonbashi Bldg., 4-1, Nihonbashi-Honcho 3-chome,
Chuo-ku, Tokyo 103-8439, Japan
Attn: Vice President, Business Development Dept.
Fax: 81-3-5203-7334
Email: takashi.kamiya@torii.co.jp

with a copy to:
Holland & Knight LLP
31 West 52nd Street
New York, NY 10019 U.S.A.
Attn: Beaton, Esq.
Fax: 1-212-341-7103
Email: neal.beaton@hklaw.com
ARTICLE 34.     CONFIRMATION OF TERMS
34.1    Confirmation of Terms. Except as expressly set forth in this Amendment, the Amended and Restated Agreement shall continue in full force and effect in accordance with its terms.
34.2    Effect of Amendment. This Amendment is entered into by the parties in accordance with Article 29 of the Amended and Restated Agreement, and is part of the Agreement, as the same is amended hereby.
34.3    This Amendment shall be governed by and construed in accordance with the laws of the State of New York, exclusive of choice-of-law rules.
34.4    The Agreement, as amended by this Amendment, constitutes the entire agreement and understanding of the parties and supersedes any prior agreements or understandings relating to the subject matter hereof. In the event of any conflict between the provisions of the Amended and Restated Agreement and this Amendment, the provisions of this Amendment shall govern and control.
34.5    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.
[The remainder of this page is intentionally blank.]

IN WITNESS HEREOF, the parties have executed this Amendment as of the Amendment Effective Date set forth above.

KERYX BIOPHARMACEUTICALS, INC.	JAPAN TOBACCO INC.

By: /s/ Ron Bentsur	By: /s/ Masanori Sato
Name: Ron Bentsur	Name: Masanori Sato
Title: CEO	Title: VP, Business Development Pharmaceutical Div.

TORII PHARMACEUT CAL CO., LTD.

By: /s/ Yuji Kagohashi
Name: Yuji Kagohashi
Title: Senior Executive Director, Head of R&D Group

Portions of this Exhibit, indicated by the mark “******,” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.